Exhibit 10.6

Power Purchase Contract

For

As Available Energy

TABLE OF CONTENTS

1.	Parallel Operation:	2
2.	Purchase and Sale of Energy; Rate for Purchase and Sale; Billing and Payment:	2
3.	Facility Owned and/or Operated by the Seller:	4
4.	Interconnection Facilities Owned by the Company:	4
5.	Seller Payments:	5
6.	Continuity of Service:	5
7.	Personnel and System Safety:	7
8.	Metering:	7
9.	Permits, Licenses and Land Rights:	9
10.	Term:	9
11.	Indemnification:	11
12.	Insurance:	12
13.	Assignment:	13
14.	Sale of Energy to Third Parties:	13
15.	Force Majeure:	13
16.	Warranties and Representations:	14
17.	Financial Compliance:	15
18.	Good Engineering and Operating Practices:	17
19.	Equal Employment Opportunity and Employment of Disabled Veterans and Veterans of the Vietnam Era:	17
20.	Set Off:	18
21.	Miscellaneous:	18
APPENDIX A - Description of Seller’s Generation and Conversion Facility		A-1
APPENDIX B - Facility Owned by the Seller		B-1
1.	Seller’s Facility	B-1
2.	Operating Procedures	B-10
APPENDIX B-1 - Methods and Formulas for Measuring Performance Standards		B-1-1
APPENDIX B-2 - Consultants List		B-2-1
APPENDIX C - Interconnection Facilities Owned by the Company		C-1
1:	Description of the Company-Owned Interconnection Facilities	C-1
2.	Seller Payment to the Company for the Company-Owned Interconnection Facilities and Review of Seller’s Facility	C-9
3.	Ongoing Operation and Maintenance Charges	C-11
4.	Relocation of Interconnection Facilities	C-12
5.	Guarantee for Interconnection Costs	C-12
6	Site Restoration	C-13
7.	Transfer of Ownership/Title	C-13
8.	Government Approvals for Any Company-owned Interconnection Facilities to be Constructed by Seller	C-14
9.	Easements, Rights of Way, Licenses and Leases	C-14
APPENDIX D - Energy Purchases by the Company		D-1
APPENDIX E - Termination Events		E-1
APPENDIX F - Definitions		F-1
APPENDIX G - Dispute Resolution		G-1

POWER PURCHASE CONTRACT FOR AS-AVAILABLE ENERGY

THIS CONTRACT (“Contract”) is made this 3rd day of December, 2004, by and between Maui Electric Company, Limited (hereinafter called the “Company”) and Kaheawa Wind Power, LLC (hereinafter called the “Seller”).

WHEREAS, the Company is an operating electric public utility on the Island of Maui, subject to the Hawaii Public Utilities Law (Hawaii Revised Statutes, Chapter 269) and the rules and regulations of the Hawaii Public Utilities Commission (hereinafter called the “PUC”); and

WHEREAS, the Company operates its power system as an independent power grid and must maximize system reliability for its customers by ensuring that sufficient generation is available, the system (including transmission and distribution) meets the requirements for voltage stability, frequency stability, and reliability standards; and

WHEREAS, the Seller desires to build, own, and operate a cogeneration facility or a small power production facility as a Qualifying Facility under the Public Utility Regulatory Policies Act of 1978, as amended (“PURPA”), and Subchapter 2 of the PUC’s Standards for Small Power Production and Cogeneration in the State of Hawaii, Chapter 74 of Title 6, Hawaii Administrative Rules (“PUC’s Standards”); and

WHEREAS, the Seller agrees to use all reasonable efforts to maximize the overall Company System reliability; and

WHEREAS, the Seller’s Facility will be located at Kaheawa Pastures, Ukumehame, Island of Maui, State of Hawaii and is more fully described in Appendix A and Appendix B attached hereto and made a part hereof; and

WHEREAS, the Seller desires to sell to the Company electric energy generated by the Seller’s Facility, and the Company agrees to purchase such energy from the Seller, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the respective promises herein, the Company and the Seller hereby agree as follows:

1

1.             Parallel Operation:

The Company agrees to allow the Seller to interconnect and operate in parallel with the Company’s System provided that such interconnection and operation shall not: a) adversely affect the Company’s property or the operations of its customers and customers’ property; b) present safety hazards to the Company’s System, property or employees or the Company’s customers or the customers’ property or employees; or c) otherwise materially fail to comply with this Contract. Such parallel operation shall be contingent upon the satisfactory completion, as determined solely by the Company, of the Acceptance Test and, to the extent applicable, the Control System Acceptance Tests.

2.             Purchase and Sale of Energy; Rate for Purchase and Sale; Billing and Payment:

(a)           The Company agrees to purchase.energy from the Seller pursuant to the terms and conditions which are more fully described in Appendix D, Energy Purchases By the Company, attached hereto and made a-Part hereof. The company will not reimburse the Seller for any taxes or fees imposed on the Seller including, but not limited to, State of Hawaii general excise tax.

(b)           The price for sales of energy by the Company to the Seller shall be governed by an applicable rate schedule filed with the PUC and not by this Contract, except with respect to the reactive amount adjustment referred to in Appendix B.

(c)           By the fifth working day (i.e. excluding Saturdays, Sundays and legal holidays of either the federal government or the Hawaii state government) of each calendar month, the Company shall provide the Seller or its designated agent with the appropriate data for the Seller to compute the energy charge for electricity delivered to the Company in the preceding calendar month as determined in accordance with this Contract.

(d)           By the tenth working day of each calendar month, the Seller shall submit to the Company an invoice that separately states the following for the preceding month: (l) the energy delivered to the Company during on-peak and off-peak periods; (2) the energy charge for energy purchased by the Company as set forth in Appendix D of this Contract; and (3) the monthly metering charge as set forth in Section 5 of this Contract.

2

(e)           By the twentieth working day of each calendar month (but, except as otherwise provided in the following sentence, no later than the last working day of that month if there are less than twenty working days in that month), the Company shall make payment on such invoice, or provide to the Seller an itemized statement of its objections to all or any portion of such invoice and pay any undisputed amount. The time in which the Company must make payment to Seller shall be increased on a day-for-day basis for each day that Seller is delinquent in providing to the Company the information under Section 2(d) of this Contract. If the Company is not timely in providing data required in Section 2(c) and the Seller’s invoice is subsequently not received by the Company in accordance with Section 2(d), the company must still meet the twentieth working day payment date. An estimated payment, subject to reconciliation with the complete invoice, may be made by the Company as an interim provision until a complete invoice can be prepared by the Seller and received by the Company.

(f)            Notwithstanding all or any portion of such invoice in dispute, any payment not made to the Seller by the twentieth working day of each calendar month (or the last working day of that month if there are less than twenty working days it that month), or by the due date for such payment if extended pursuant to subsection (e), above, shall accrue interest at the average daily prime rate at the Bank of Hawaii for the period until the outstanding interest and invoiced amounts (or amounts due to the Seller if determined to be less than the invoiced amounts) are paid in full. Partial payments shall be applied first to outstanding interest and then to outstanding invoice amounts.

(g)           In the event adjustments are required to correct inaccuracies in an invoice after payment, the party requesting adjustment shall recompute and include in the party’s request the amounts due during the period of the inaccuracy. The difference between the amount paid and that recomputed for the invoice shall either be (i) paid to Seller, or set-off by the Company against the next invoice payment to Seller, as appropriate, together with interest from the date that such invoice was payable until the date that such recomputed amount is paid at the average daily prime rate at the Bank of Hawaii for the period, or (ii) objected to by the party responsible for

3

such payment within thirty (30) days following its receipt of such request. All claims for adjustments by either party shall be waived for any deliveries of electricity made more than thirty-six (36) months preceding the date of any such request.

The Seller, after giving reasonable advance written notice to the Company, shall have the right to review all billing, metering and related records relating to the Seller’s Facility during normal working hours on working days. The Company shall maintain such records for a period of not less than thirty-six (36) months from the date of creation of such records.

3.             Facility Owned and/or Operated by the Seller:

The Seller agrees to furnish, install, operate, and maintain suitable and sufficient equipment, to maintain adequate records, and, to follow such operating procedures, as may be specified by the Company to protect the Company’s System from damage resulting from the parallel operation of the Seller’s Facility, including such equipment, records and operating procedures as more fully described in Appendix B. The Seller agrees that no material changes or additions to the Seller’s Facility shall be made without prior written approval by the Company and amendment to the Contract.

The net instantaneous MW output from the Seller’s Facility may not exceed the Allowed Capacity as specified in Appendix A. The Company may take appropriate action to limit the Allowed Capacity pursuant to, but not limited to, Section 6(a) (Continuity of Service), Section 7 (Personnel and System Safety), Section 18 (Good Engineering and Operating Practices), Appendix B (Facility Owned by the Seller), Appendix D (Energy Purchases by the Company) and Appendix E (Termination Events) of this Contract.

The Point of Interconnection is shown on the final single-line diagram, provided by the Seller and reviewed by the Company, which is attached to Appendix B. The Point of Interconnection will be at the voltage level of the Company’s System. If it is necessary to step up the voltage at which the Seller’s energy is delivered to the Company’s System, the Point of Interconnection will be on the high voltage side of the step-up transformer.

4.           Interconnection Facilities Owned by the Company:

Subject to the terms and conditions included in Appendix C, attached hereto and made a part hereof, the Company agrees to furnish, install (or, pursuant to Appendix C, Section 1(d), may

4

allow the Seller to install in whole or in part), own, operate and maintain such Interconnection Facilities on the Company’s side of the Point of Interconnection with the Seller’s Facility as required to accept energy from the Seller’s Facility and for parallel operation of the Seller’s Facility with the Company’s System as more fully described in Appendix C. Where any Company-Owned Interconnection Facilities are to be located on the site of the Seller’s Facility, the Seller shall provide, at no expense to the Company, a location and access acceptable to the Company for all such facilities. If power sources (120/240VAC) are required, the Seller shall provide such sources, at no expense to the Company.

5.             Seller Payments:

Seller shall pay to the Company a) all amounts pursuant to Appendix C, and b) a monthly metering charge of $25.00 per month, which is in addition to any charges due the Company pursuant to the applicable rate schedule in Section 2(b) of this Contract.

6.             Continuity of Service:

(a)           The Company may require the Seller to temporarily curtail, interrupt or reduce deliveries of energy when necessary in order for the Company to construct, install, maintain, repair, replace, remove, investigate, test or inspect any of its equipment or any part of the Company System including, but not limited to, accommodating the installation and/or Acceptance Test of non-utility owned facilities to the Company’s System; or if the Company determines that such curtailment, interruption or reduction is necessary because of a system emergency, forced outage, operating conditions on its system such as, but not limited to, those described in Appendix B, Section 2; or the inability to accept deliveries of energy due to light loading conditions; or if either the Seller’s Facility does not operate in compliance with Good Engineering and Operating Practices or acceptance of energy from the Seller by the Company would require the Company to operate the Company’s System outside of Good Engineering and Operating Practices which in this case shall include, but not be limited to, excessive system frequency fluctuations or excessive voltage deviations, and any situation that the Company’s System Operator determines, at his or her sole discretion, could place in jeopardy system reliability. In the event that the Company temporarily curtails, interrupts, or reduces deliveries of energy pursuant to this Section 6(a), the Company shall not be obligated to accept or pay for any

5

energy from the Seller except for such energy that the Company notifies the Seller that it is able to take during this period due to the aforesaid circumstances.

(b)           The Company shall not be required to purchase energy during any period during which, due to operational circumstances, purchases from the Seller will result in costs greater than those which the Company would incur if it did not make those purchases, but instead generated an equivalent amount of energy itself. The Company shall provide the Seller with at least twenty-four (24) hours advance oral or written notice of any such period to allow the Seller to cease the delivery of energy to the Company. All oral notices given under this paragraph shall be addressed to the Seller’s Operation Representative (defined in Appendix B, section 2 of this Contract). The Company and the Seller will work to develop a mutually acceptable format for this notice, including, but not limited to, a listing of typical parameters that define anticipated constraints in purchases from the Seller. If the Company fails to provide such notice, it will pay the same rate for such purchase of energy as would be required had the period not occurred. Without limiting the foregoing, conditions when curtailment of energy delivery by the Seller may be implemented by the Company may include when, during light loading conditions, the company would have to (i) cycle off-line any Base Load Unit, or (ii) remove one or more components of a combined cycle unit (such as shutting off one combustion turbine or one combustion turbine and the steam turbine of a dual-train combined cycle unit (consisting of two combustion turbines and one steam turbine)) in order to purchase energy from the Seller. The Company shall not curtail pursuant to this Section 6(b) of the Contract solely as a consequence of the Company’s filed Avoided Energy Cost Data (as identified in Appendix D) being lower than the applicable Energy Payment Rate paid to the Seller under this Contract.

(c)           Section 6 of this Contract is not intended to permit the Company to require the Seller to curtail, interrupt or reduce deliveries of energy based on the Company’s economic dispatch (for example, as a consequence of the Company’s filed Avoided Energy Cost Data [as identified in Appendix D] being lower than the applicable Energy Payment Rate paid to the Seller under this Contract, or to make purchases of less expensive energy from a Qualifying Facility or other facility).

6

(d)           The Company shall take all reasonable steps (such as reducing the output of base-load generation, including its own base-load generating units, during light loading conditions, taking into consideration factors such as the need to maintain system reliability and stability under changing system conditions and configurations, the need for downward regulating reserves, the terms and conditions of power purchase agreements for base-loaded firm capacity, and the normal minimum loading levels of such units) to minimize the number and duration of curtailments, interruptions or reductions, subject to and in accordance with Appendices B and B-1. For purposes of this Section 6, as of the Execution Date, light loading conditions typically occur between the hours of 12:00 midnight and 7:00 a.m., but the timing of such conditions may change over time.

7.             Personnel and System Safety:

Notwithstanding any other provisions of this Contract, if at any time the Company reasonably determines that the Seller’s Facility may endanger the Company’s personnel, and/or the continued operation of the Seller’s Facility may endanger the integrity of the Company’s System or have an adverse effect on the Company’s other customer’s electric service, the Company shall have the right to curtail or disconnect, as determined in the sole discretion of Company’s System Operator, the Seller’s Facility from the Company’s System. The Seller’s Facility shall remain curtailed or disconnected, as the case may be, until such time as the Company is satisfied that the condition(s) referred to above have been corrected, and the Company shall not be obligated to accept or pay for any energy except for such energy as is accepted by Company from the Seller during such period. If the Company curtails or disconnects the Seller’s Facility from the Company’s System for personnel or system safety reasons, it shall as soon as practicable notify the Seller by telephone and thereafter confirm in writing the reasons for the curtailment or disconnection.

8.             Metering:

(a)           Meters - The Company shall purchase and own meters suitable for measuring the net energy output of the Seller’s Facility sold to the Company in kilowatts and kilowatthours on a time-of-day basis and of reactive power flow in kilovars and true root mean square kilovarhours. The metering point shall be at the Point of Interconnection. The Seller shall supply, at no expense

7

to the Company, a mutually agreeable location and mounting structure for meters and associated equipment. The Company will calibrate these devices in accordance with the latest edition of the American National Standards Institute (ANSI) Code for Electricity Metering. All meters shall be ratcheted to prevent reversal. The Company shall install, maintain and annually test such meters and shall be reimbursed by Seller for all reasonably incurred costs for such installation, maintenance and testing work.

(b)           Meter Testing - The Company shall provide at Least twenty-four (24) hours notice to Seller prior to any test it may perform on the metering or telemetering equipment. The Seller shall have the right to have a representative present during each such test seller may request, and the Company shall perform if requested, tests in addition to the annual test and Seller shall pay the cost of such test. The Company may, at its own discretion, perform tests in addition to the annual test and the Company shall pay the cost of such test. If any of the metering equipment is found to be inaccurate at any time, as determined by testing in accordance with this Section 8(b), the Company shall promptly cause such equipment to be made accurate, and the period of inaccuracy, as well as an estimate for correct meter readings, shall be determined in accordance with Section 8(c).

(c)           Corrections - If any test of metering equipment conducted by the company indicates that the meter readings are in error by one percent (1%) or more, the meter readings shall be corrected as follows: (i) determine the error by testing the meter at approximately ten percent (10%) of the rated current (test amperes) specified for the meter; (ii) determine the error by testing the meter at approximately one hundred percent (100%) of the rated current (test amperes) specified for the meter; (iii) the average meter error shall then be computed as the sum of one-fifth (1/5) the error determined in (i) and four-fifths (4/5) the error determined in (ii). The average meter error shall be used to adjust the bills for the amount of electric energy supplied to the Company for the previous six (6) months from the Seller’s Facility, unless records of the Company conclusively establish that such error existed for a greater or lesser period, in which case the correction shall cover such actual period of error.

8

9.        Permits, Licenses and Land Rights:

(a)           The Seller shall obtain, at its expense, any and all authorizations, permits and licenses required for the construction and operation of the Seller’s Facility, including but not limited to rights-of-way, easements or leases. The Seller shall install, operate and maintain the Seller’s Facility safely and in compliance with all applicable laws and regulations. To the extent private land or land owned by a government entity is involved, the seller shall obtain, at its expense, any necessary authorizations, permits, licenses, rights-of-way, easements and leases required in order that the Seller’s Facility can be interconnected with the Company’s System.

(b)           If the land on which the Seller’s Facility is located is not owned by the Seller’s Facility’s owner, a copy of the agreement with the owner of the land which establishes the right of the Seller’s Facility’s owner to put the Seller’s Facility on the land and the existence of required rights-of-way, easements and leases shall be provided to the Company before the Initial In-Service Date.

(c)           Seller shall, prior to commencement of construction of the Company-owned Interconnection Facilities (whether to be built by the Seller or by the Company), provide the Company with a copy of the necessary authorizations, permits, licenses, rights of way, easements, leases and/or rights-of-entry for construction, ownership, operation and maintenance of the Company-owned Interconnection Facilities. Seller shall also provide the Company access to occupy designated space, operate, maintain, modify, and remove such Company-owned Interconnection Facilities pursuant to the terms of this Contract.

10.      Term:

(a)           Subject to Section 10(b) of this Contract, the Term of this Contract shall commence upon the In-Service Date and shall remain in effect for an initial Term of twenty (20) years, and shall continue in effect thereafter until terminated by either party as provided for herein. Either the Company or Seller may terminate this Contract at any time after the end of the initial twenty (20) year Term upon not less than ninety (90) days advance written notice to the other party.

9

(b)           Except where obligations of the parties are explicitly stated as being effective before the Non-appealable PUC Approval Order Date, only Section 3 (Facility Owned and/or Operated by the Seller), Section 10 (Term), Section 11 (Indemnification), Section 16 (Warranties and Representations), Section 21 (Miscellaneous) and Appendix F (Definitions) of this Contract shall become effective on the Execution Date. All other portions of this Contract become effective on the Non-appealable PUC Approval Order Date. Subject to Appendix D, section 4 relating to Test Energy, for the period following the Execution Date and prior to the later of the Initial In-Service Date or the Non-Appealable PUC Approval Order Date, the Company shall not be obligated to accept or pay for any energy delivered by the Seller, provided further, that prior to the completion of the Interconnection Facilities, the Company shall not be obligated to accept or pay for any energy delivered by the Seller.

(c)           Upon execution of this Contract, the parties shall use their reasonable efforts to obtain a Non-appealable PUC Approval Order satisfactory to the parties. A satisfactory Non-appealable PUC Approval Order shall include authorization for the purchased energy charges to be paid by the Company to the Seller hereunder (and related revenue taxes) to be included in the Company’s Energy Cost Adjustment Clause (or equivalent) for the Term of this Contract. If the satisfactory Non-appealable PUC Approval Order is not obtained within twelve (12) months of the PUC Submittal Date, as may be extended by mutual agreement of the parties, the Company or the Seller may, by written notice delivered within 30 days of such date, declare this Contract null and void and the parties hereto shall thereafter be free of all obligations hereunder and shall pursue no further remedies against one another; except, however, that-the provision of Section 11 shall continue to remain in effect. However, if the Seller had requested the Company to incur costs associated with the Company-owned Interconnection Facilities prior to receipt of a satisfactory Non-appealable PUC Approval Order, the Seller shall pay the Company the actual costs and cost obligations incurred by the Company as of the date the Contract is declared null and void for the Company-owned Interconnection Facilities and any reasonable costs incurred thereafter.

(d)           Notwithstanding any of the foregoing, the Company or Seller may terminate the Contract at any time upon the

10

occurrence of any condition described in Appendix E attached hereto and made a part hereof.

11.      Indemnification:

a)             The Seller shall indemnify, defend and hold harmless the Company and its directors, officers, employees and agents (including but not limited to affiliates and contractors and their employees) from and against any and all liabilities, damages, losses, penalties, claims, demands, suits, costs, expenses (including attorneys’ fees), and proceedings of every kind, including those for damage to the property or real property of any person or entity (including the Seller) and/or for injury to or death of any person (including the Seller’s employees and agents) (collectively “Injury or Damage”), directly or indirectly arising out of or attributable to or in any manner connected with the location, construction, interconnection or parallel operation of the Seller’s Facility with the Company’s System, including any defects in the Company-owned Interconnection Facilities constructed by Seller (provided any such defects manifest themselves within 12 months of the transfer of title, to Company from Seller, of the Company-owned Interconnection Facilities constructed by Seller) and land restoration costs for which the Seller is responsible, if any, and/or directly or indirectly arising out of or attributable to or in any manner connected with the breach of any of Seller’s representations or warranties herein, except to the extent that such Injury or Damage is attributable to the gross negligence or willful misconduct of the Company.

b)            The Company shall indemnify, defend and hold harmless the Seller and its directors, officers, employees and agents (including but not limited to affiliates and contractors and their employees) from and against any and all liabilities, damages, losses, penalties, claims, demands, suits, costs, expenses (including attorneys’ fees), and proceedings of every kind, including those for damage to the property or real property of any person or entity (including the Company) and/or for injury to or death of any person (including the Company’s employees and agents) (collectively “Injury or Damage”), directly or indirectly arising out of or attributable to or in any manner connected with the location, construction, interconnection or parallel operation of the Company’s System with the Seller’s Facility, including any claims to the extent attributable to Company’s ownership,

11

maintenance or operation of the Company-owned Interconnection Facilities constructed by Seller, and/or directly or indirectly arising out of or attributable to or in any manner connected with the breach of any of the Company’s representations or warranties herein, except to the extent that such Injury or Damage is attributable to the gross negligence or willful misconduct of the Seller.

12.      Insurance:

The Seller shall, at its own expense and during the term of the Contract and during any other time that the Seller’s Facility is interconnected with the Company’s System, secure and maintain in effect with a responsible insurance company authorized to do insurance business in Hawaii commercial general liability insurance with respect to the Seller’s Facility, the Seller’s operations, and the Seller’s interconnection with the Company’s System, with a bodily injury and property damage combined single limit of at least TWO MILLION DOLLARS ($2,000,000) for any occurrence. Said insurance shall name the Company as an additional insured, shall include contractual liability coverage for written contracts and agreements including this Contract, and shall be non-cancelable and non-alterable without thirty (30) days’ prior written notice to the Company and the affected insurance companies shall use reasonable efforts to notify the Company of any cancellation or alteration with thirty (30) days advance notice. “Claims made” policies are not acceptable. The coverage limits may be reviewed annually by the Company and if, in the Company’s discretion, acting reasonably, the Company determines that the coverage limits should be increased, the Company shall so notify the Seller. The amount of any increase of the coverage limits, when considered as a percentage of the then existing coverage limits, shall not exceed the cumulative amount of increase in the Consumer Price Index occurring after the coverage limits herein were last set. The Seller shall within thirty (30) days of notice from the Company increase the coverage as directed in such notice and the costs of such increased coverage limits shall be borne by the Seller. The insurance required hereunder shall provide that it is primary with respect to the Seller and the Company. The Seller shall provide evidence of such insurance by providing certificates of insurance to the Company prior to construction of the Company’s Interconnection Facilities and within 30 days of any material change to insurance policy(ies). The Seller’s indemnity and other obligations under this Contract shall not be limited by the foregoing insurance requirements. Any deductible shall be the responsibility of the Seller.

12

13.      Assignment:

This Contract may not be assigned by either the Company or the Seller without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned, or delayed); provided that Seller shall have the right, without the consent of the Company, to:

(a)           assign all or any part of its rights, benefits, or obligations to a wholly-owned subsidiary or to an affiliated company under common control with the Seller; and,

(b)           for the purposes of arranging or rearranging debt and/or equity and/or tax based financing for Seller’s Facility, assign all or any part of its rights or benefits, but not its obligations, to any lender providing debt financing, or tax based investor, for Seller’s Facility.

In the case of (a) or (b) above, Seller shall immediately provide written notice to the Company of any assignment of all or part of the Contract and Seller shall provide to the Company all information about the assignment and the assignee reasonably requested by the Company.

14.      Sale of Energy to Third Parties:

The Company shall accept and pay for energy produced for sale by the Seller’s Facility at the price and on the terms and conditions stated in this Contract; provided, however, that the Seller may consume energy produced at the Seller’s Facility for its own use. The Seller shall not sell energy from the Seller’s Facility to any Third Party, which includes subsidiaries or affiliates of the Seller.

15.      Force Majeure:

(a)           If either party shall be wholly or partially prevented from performing any of its obligations under this Contract by reasons of or through acts reasonably beyond its control and not attributable to its neglect, including strikes, lightning, rain, earthquake, wind, riots, fire, flood, invasion, insurrection, lava flow or volcanic activity, tidal wave, civil commotion, accident, action or inaction of any court, judge, administrative, regulatory or civil authority of the Federal, State, or local governments, war, any act of God or the public enemy, or any other similar or dissimilar cause reasonably beyond

13

its control and not attributable to its neglect, then and in any such event, such party shall be excused from whatever performance is prevented by such event to the extent and during the period so prevented, and the party shall not be liable for any damage or loss resulting therefrom.

(b)           The party claiming an event of Force Majeure shall use reasonable efforts to give written notice of such event to the other party within fourteen (14) days after the party claiming an event of Force Majeure has knowledge that such event may affect its performance hereunder. In addition, the party claiming an event of Force Majeure shall use reasonable diligence, to the extent practicable, commencing immediately from when it has knowledge that such event may affect its performance hereunder, to limit the impact of such event on the performance of its obligations under this Contract; provided, however, that the requirement to use reasonable diligence shall not be construed to require the resolution of labor disputes involving employees of parties other than the Seller or the Company. The party claiming an event of Force Majeure shall resume performance under this Contract as soon as it is able, and shall promptly give notice of such resumption to the other party.

(c)           Notwithstanding the foregoing, Section 15(b) shall not excuse any payment obligation that has theretofore accrued under this Contract.

16.      Warranties and Representations:

(a)           Both the Company and the Seller represent and warrant, respectively, that:

(1)       Each respective party has all necessary right, power and authority to execute, deliver and perform this Contract.

(2)       The execution, delivery and performance of this Contract by each respective party will not result in a violation of any law or regulation of any governmental authority, or conflict with, or result in a breach of, or cause a default under, any agreement or instrument to which such party is also a party or by which it is bound.

14

(b)      Seller represents and warrants that it is an entity in good standing with the Hawaii Department of Commerce and Consumer Affairs and shall provide the Company with a certified copy of a certificate of good standing by the Execution Date.

(c)       Seller shall provide the Company with certification as a Qualifying Facility on or before the Initial In-Service Date or the Company shall not be obligated to accept or pay for any energy delivered by the Seller and the Contract may be terminated pursuant to Appendix E.

17.      Financial Compliance:

Seller shall provide or cause to be provided to Company on a timely basis, as reasonably determined by Company, all information including but not limited to information that may be obtained in any audit referred to below (the “Information”), reasonably requested by Company for purposes of permitting the Company and its parent companies, Hawaiian Electric Industries, Inc. (“HEI”) and Hawaiian Electric Company, Inc. (“HECO”) to comply with the requirements of (a) Interpretation No. 46 (revised December 2003) of the FASB, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51 (“FIN No. 46R”), (b) Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”) and (c) all clarifications, interpretations and revisions of and regulations implementing FIN No. 46R and SOX 404 issued by the FASB, Securities and Exchange Commission, the Public Company Accounting Oversight Board, Emerging Issues Tax Force or other governing agency. In addition, if required by Company in order to meet its compliance obligations, Seller shall allow Company or its independent auditor to audit, to the extent as is reasonably required, Seller’s financial records, including its system of internal controls over financial reporting; provided that Company shall be responsible for all costs associated with the foregoing, including but not limited to Seller’s reasonable internal costs. Company shall limit access to such Information to persons involved with such compliance matters and restrict persons involved in Company’s monitoring, dispatch or scheduling of Seller and/or Seller’s Facility, or the administration of the Contract, from having access to such Information, and persons reviewing such Information shall (i) not participate in negotiations of amendments, modifications or clarifications of the Contract and (ii) not disclose any information to any persons participating in such negotiations (unless such participation is approved, in writing in advance, by Seller).

Company shall, and shall cause HEI and HECO to, maintain the confidentiality of the Information as provided in this Section 17.

15

Company may share the Information on a confidential basis with HEI and HECO and the independent auditors and attorneys for HEI and HECO. (Company, HEI, HECO and their respective independent auditors and attorneys are collectively referred to in this Section 17 as “Recipient.”) If either Company, HEI or HECO, in the exercise of their respective reasonable judgments, concludes that consolidation or financial reporting with respect to Seller and/or this PPC is necessary, Company, HEI and HECO each shall have the right to disclose such of the Information as Company, HEI or HECO, as applicable, reasonably determines is necessary to satisfy applicable disclosure and reporting or other requirements provided that Company gives Seller fifteen (15) days advance written notice thereof (to the extent practicable under the circumstances). If Company, HEI or HECO disclose Information pursuant to the preceding sentence, Company, HEI and HECO shall, without limitation to the generality of the preceding sentence, have the right to disclose Information to the PUC and the Division of Consumer Advocacy of the Department of Commerce and Consumer Affairs of the State of Hawaii (“Consumer Advocate”) in connection with the PUC’s rate making activities for Company and other HEI affiliated entities, provided that, if the scope or content of the Information to be disclosed to the PUC exceeds or is more detailed than that disclosed pursuant to the preceding sentence, such Information will not be disclosed until the PUC first issues a protective order to protect the confidentiality of such Information. Neither Company, HEI nor HECO shall use the Information for any purpose other than as permitted under this Section 17.

In circumstances other than those addressed in the immediately preceding paragraph, if any Recipient becomes legally compelled under applicable law or by legal process (e.g., deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or a portion of the Information, such Recipient shall undertake reasonable efforts to provide Seller with prompt notice of such legal requirement prior to disclosure so that Seller may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 17. If such protective order or other remedy is not obtained, or if Seller waives compliance with the provisions at this Section 17, Recipient shall furnish only that portion of the Information which it is legally required to so furnish and to use reasonable efforts to obtain assurance that confidential treatment will be accorded to any disclosed material.

The obligation of nondisclosure and restricted use imposed on each Recipient under this Section 17 shall not extend to any portion(s) of the Information which (a) was known to such Recipient prior to receipt, or (b) without the fault of such Recipient is

16

available or becomes available to the general public, or (c) is received by such Recipient from a third party not bound by an obligation or duty of confidentiality.

18.           Good Engineering and Operating Practices:

(a)           Each party agrees to install, operate and maintain its respective equipment and facility and to perform all obligations required to be performed by such party under this Contract in accordance with Good Engineering and Operating Practices in the electric industry and applicable laws, rules, orders and tariffs.

(b)           Wherever in this Contract and the attached appendices the Company has the right to give specifications, determinations or approvals, such specifications, determinations or approvals shall be given in accordance with the Company’s standard practices, policies and procedures and any such determinations or approvals shall not be unreasonably withheld, conditioned or delayed. Any such specifications, determinations, or approvals shall not be deemed to be an endorsement, warranty, or waiver of any right of the Company.

19.           Equal Employment Opportunity and Employment of Disabled Veterans and Veterans of the Vietnam Era. (Applicable to all contracts of $10,000 or more in the whole or aggregate. 41 CFR 60-1.4 and 41 CFR 60-741.5(a).)

Seller is aware of and is fully informed of Seller’s responsibilities under Executive Order 11246 (reference to which include amendments and orders superseding in whole or in part) and shall be bound by and agrees to the provisions as contained in Section 202 of said Executive Order and the Equal Opportunity Clause as set forth in 41 CFR 60-1.4 and 41 CFR 60-741.5(a), which clauses are hereby incorporated by reference.

Employment of Disabled Veterans and Veterans of the Vietnam Era. (Applicable to all contracts of $10,000 or more in the whole or aggregate. 41 CFR 60-250.4 and 41 CFR 60-741.5.)

Seller agrees that it is and will remain in compliance with the rules and regulations promulgated under The Vietnam Era Veterans Readjustment Assistance Act of 1974, The Affirmative Action Clause set forth in 41 CFR 60-250.4, the Rehabilitation Act of 1973 and the Equal Opportunity Clause set forth in 41 CFR 60-741.5, which clauses are incorporated by reference herein.

17

20.           Set Off:

The Company shall have the right to set off any payment under this Contract and any past due payment under the rate schedule referenced in Section 2(b) which is not paid by the Seller against the Company’s payments of subsequent monthly invoices as necessary.

21.           Miscellaneous:

(a)           Amendments. Any amendment or modification of this Contract or any part hereof shall not be valid unless in writing and signed by the parties. Any waiver hereunder shall not be valid unless in writing and signed by the party against whom waiver is asserted.

(b)           Binding Effect. This Contract shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives, and permitted assigns.

(c)           Notices. Any written notice provided hereunder shall be delivered personally or sent by registered or certified first class mail, with postage prepaid, to the other party at the following address:

Company:

1)	By Mail:

MECO
P.O. Box 398
Kahului, HI 96733-6898
Attn: President

2)	Delivered:

MECO
210 West Kamehameha Avenue
Kahului, HI 96732-2253
Attn: President

3)	By facsimile:

MECO
Main Office
210 West Kamehameha Avenue
Kahului, HI 96732-2253
Attn: President
Fax No.: (808) 871-2350

18

Seller:     The mailing address listed in Appendix A attached hereto.

Notice sent by mail shall be deemed to have been given on the date of actual delivery or at the expiration of the fifth day after the date of mailing, whichever is earlier. Any party hereto may change its address for written notice by giving written notice of such change to the other party hereto.

Any notice delivered by facsimile must be followed by personal or mail delivery and the effective date of such notice shall be the date of personal delivery or, if by mail, the earlier of the actual date of delivery or the expiration of the fifth day after the date of mailing.

(d)           Effect of Section and Appendix Headings. The headings or titles of the several sections and appendices hereof are for convenience of reference and shall not affect the construction or interpretation of any provision of this Contract.

(e)           Non-Waiver. No delay or forbearance of the Company or the Seller in the exercise of any remedy or right will constitute a waiver thereof, and the exercise or partial exercise of a remedy or right shall not preclude further exercise of the same or any other remedy or right.

(f)            Relationship of the Parties. Nothing in this Contract shall be deemed to constitute either party hereto as partner, agent or representative of the other party or to create any fiduciary relationship between the parties.  The Seller does not hereby dedicate any part of the Seller’s Facility to serve the Company, the Company’s customers or the public.

(g)           Entire Agreement. This Contract and the IRS Letter Agreement, incorporated by reference, constitutes the entire understanding and agreement between the parties.

(h)           Governing Law. This Contract shall be governed by and construed in accordance with the laws of the State of Hawaii. The venue for a civil action related to this Contract shall be the judicial circuit in which the Seller’s Facility is located.

19

(i)            Limitations. Nothing in this Contract shall limit the Company’s ability to exercise its rights as specified in the Company’s Tariff as filed with the PUC, or as specified in General Order No.7 of the PUC’s Standards for Electric Utility Service in the State of Hawaii, as either may be amended from time to time.

(j)            Further Assurances. Each of the parties shall from time to time and at all times do such further acts and deliver all such further documents and assurances as shall be reasonably necessary fully to perform and carry out this Contract.

(k)           Counterparts. This Contract may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.

(l)            Definitions. Terms used in this Contract not otherwise defined in the context in which they first appear are defined in Appendix F attached hereto and made a part hereof.

(m)          Severability. If any term or provision of this Contract, or the application thereof to any person, entity or circumstances is to any extent invalid or unenforceable, the remainder of this Contract, or the application of such term or provision to persons, entities or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Contract shall be valid and enforceable to the fullest extent permitted by law.

(n)           Settlement of Disputes. Except as otherwise expressly provided, any dispute or difference arising out of this Contract or concerning the performance or the non-performance by either party of its obligations under this Contract shall be determined in accordance with the dispute resolution procedures set forth in Appendix G attached hereto and made a part hereof.

(o)           Recovery of Payments. No change may be made in terms and conditions of this Contract except by agreement of the parties hereto. The parties to this Contract believe, and have entered this Contract relying on the belief, that, under and pursuant to Subchapter 3, Rule 6-74-22 of the PUC’s Standards, after a satisfactory, Non-appealable PUC

20

Approval Order has been obtained: (i) no adjustment in the payments to be paid Seller under the provisions of this Contract is either appropriate or lawful; and, (ii) that, also in light of the foregoing and of the fact that PURPA and 18 Code of Federal Regulations (“CFR”) Part 292, require the Company to offer to purchase from a Qualifying Facility at a price equal to or less than avoided cost, it is neither appropriate nor lawful for the PUC or any successor entity to deny the Company the recovery of any or all amounts paid to Seller pursuant to the terms of this Contract. Both parties will extend their reasonable efforts to resist and appeal any PUC actions, decisions, or orders denying or having the effect of denying or otherwise preventing the Company from recovering any or all amounts paid to Seller pursuant to the terms of the Contract.

(p)           Environmental Credits. To the extent not prohibited by law, any Environmental Credit shall be the property of the Company; provided, however, that such Environmental Credits shall be to the benefit of the Company’s ratepayers in that the value must be credited “above the line”. Seller shall use all reasonable efforts to ensure such Environmental Credits are vested in the Company, and shall execute all documents, including, but not limited to, documents transferring such Environmental Credits, without further compensation, provided, however, that the Company agrees to pay for all reasonable costs associated with such efforts and/or documentation.

(q)           Appendices. Each Appendix is an essential and necessary part of this Contract.

(r)            Patents. Seller agrees that in fulfilling its responsibilities under this Contract, it will not use any process, program, design, device or material that infringes on any United States patent. Seller agrees to indemnify, defend and hold harmless the Company from and against all losses, damages, claims, fees and costs, including but not limited to reasonable attorneys’ fees and costs, arising from or incidental to any suit or proceeding brought against the Company for patent infringement arising out of Seller’s performance under this Contract, including but not limited to patent infringement due to the use of technical features of Seller’s Facility to meet the performance standards specified in the Contract.

21

IN WITNESS WHEREOF, the Company and the Seller have executed this Contract as of the day and year first above written.

Maui Electric Company, Limited (MECO)

By	/s/ Edward L. Reinhardt
Its President

By	/s/ Willy Bennett
Its Vice President

(“Company”)

Kaheawa Wind Power, LLC

By	/s/ Paul Gaynor
Its President

(“Seller”)

22

APPENDIX A

DESCRIPTION OF SELLER’S GENERATION AND CONVERSION FACILITY

1.                                       Name of Seller’s Facility: Kaheawa Wind Farm

a.                                  Location: Ukumehame, Maui, Hawaii

b.                                 Telephone number (for system emergencies):

(   )             –

[To be provided prior to Acceptance Test]

2.                                       Owner (If different from Seller):

N/A

By the Execution Date, Seller shall provide the Company with a certified copy of a certificate warranting that the owner is a corporation, partnership or limited liability company in good standing with the Hawaii Department of Commerce and Consumer Affairs.

3.                                       Operator: UPC Wind Management, LLC or one of its affiliates

4.                                       Name of person to whom payments are to be made:

Kaheawa Wind Power, LLC

a.                                  Mailing address: c/o UPC Wind Management, LLC

100 Wells Avenue, Suite 201

Newton, MA 02459

b.                                 Facsimile number: 617.964.3342

c.                                  Hawaii Gross Excise Tax License number: [To be provided prior to Acceptance Test]

5.                                       Equipment:

a.                             Type of facility and conversion equipment:

Small production facility designated as a Qualifying Facility that produces electricity using wind turbine generators.

b.                            Design and capacity

Total Seller’s Facility Capacity: 30,000 kW

Total Number of Wind Turbine Generators:

Twenty (20) each GE Wind Energy model 1.5se (1.5 MW) wind turbine generators

Description of Equipment: GE Wind Energy 1.5se (1.5 MW), 60 Hz three-bladed upwind horizontal axis turbine. The machines will be mounted on 55 meter tubular towers and will employ active yaw control, active pitch control, and a generator/power electronic converter system from the variable speed drive train. Electricity is generated by the individual turbines at 575 volts, stepped up to 34.5 kV by an adjacent pad-mount transformer, gathered and transmitted to the Wind Farm Substation by underground cables, stepped up to 69 kV by the Wind Farm Substation, and interconnected to Company’s transmission system by a three breaker ring.

Individual unit:

		kVAR Consumed	kVAR Produced
	kW	(by Seller)	(by Seller)
Full load	1,500	726	493
Startup	0	726	493

(each of the twenty (20) individual wind turbine generators is capable of delivering or absorbing reactive power within the range of +493 to -726 kVAr, respectively)

Generator:

Type	Doubly-fed induction generator, variable speed, pitch regulated wind turbine generator
Rated Power	1,500 kW each

Voltage	575 V, 3 phase,

floating wye

Frequency	60 HZ

Class of Protection	IP54

Number of Poles	6

Rated Speed	1,440 rpm

Rated Current	1,673 A

Uncorrected Power Factor	N/A

Corrected Power Factor	–0.90 leading (reactive power absorbed) to 0.95 lagging (reactive power delivered) at full power (1,500 kW) and rated voltage (575 V).
Corrected Current	N/A

c.                             Single or 3 phase: 3 phase

d.                            Name of manufacturer: GE Wind Energy

e.                             Allowed Capacity

The Allowed Capacity of this Contract shall be the lower of (i) 30,000 kW, or (ii) the net nameplate capacity (net for export) of the wind turbine generators that have been installed and have successfully completed the Control System Acceptance Test(s), to the extent applicable, by the In-Service Date.

6.                                       Insurance carrier(s): AIG and Allianz. The Seller shall have the ability to change carriers, in which case it must provide notice to the Company within 60 days of such a change.

7.                                       If the Seller is not the operator, the Seller shall provide a copy of the agreement between the Seller and the operator which requires the operator to operate the Seller’s Facility and which establishes the scope of operations by the operator and the respective rights of the Seller and the operator with respect to the sale of electric energy from the Seller’s Facility no later than the Initial In-Service Date. The Seller shall provide a certified copy of a certificate warranting that the operator is a corporation, partnership or limited liability company in good standing with the Hawaii Department of Commerce and Consumer Affairs.

8.                                       If the Seller is the operator, the Seller shall provide a certified copy of a certificate warranting that the Seller is a corporation, partnership or limited liability company in good standing with the Hawaii Department of Commerce and Consumer Affairs.

9.                                       The Seller, owner and operator shall provide the Company a description of its ownership structure. Such descriptions of ownership structure provided to the Company, and designated in writing by the Seller, owner and operator as being confidential, shall be treated as confidential. The Company may disclose such information to the PUC and the Consumer Advocate, subject to the PUC issuance of a protective order.

10.                                 Any certificate or description of ownership structure required under Appendix A shall be provided to the Company by the Execution Date. In the event of a change in ownership or identity of the Seller, owner or operator, such entity shall provide, within 30 days thereof, a certified copy of a new certificate and a revised ownership structure.

APPENDIX B

FACILITY OWNED BY THE SELLER

1.                                       Seller’s Facility

a.                                       A preliminary single-line diagram, relay list and trip scheme of the Seller’s Facility shall, after Seller has obtained prior written consent from the Company, be attached to this Contract on the Execution Date as Exhibit B-1. A final single-line diagram, relay list and trip scheme of the Seller’s Facility shall, after having obtained prior written consent from the Company (such consent not to be unreasonably withheld or delayed), be attached to this Contract and made a part hereof at least sixty (60) days prior to the Initial In-Service Date as Exhibit B-2. The single-line diagrams shall expressly identify the Point of Interconnection of the Seller’s Facility to the Company’s System. The Seller agrees that no material changes or additions to the Seller’s Facility as reflected in the final single-line diagram, relay list and trip scheme shall be made without the Seller first having obtained prior written consent from the Company, such consent not to be unreasonably withheld or delayed. If any changes in or additions to Seller’s Facility, records and operating procedures are required by the Company, the Company shall specify such changes or additions to the Seller in writing, and, except in the case of an emergency, Seller shall have the opportunity to review and comment upon any such changes or additions in advance.

b.                                      (1) The Seller shall furnish, install, operate and maintain the Seller’s Facility including breakers, relays, switches, synchronizing equipment, monitoring equipment and control and protective devices designated by the Company as suitable for parallel operation of the Seller’s Facility with the Company’s System. Seller’s Interconnection Facilities shall be accessible at all times to authorized Company personnel.

(2) The Seller’s Facility shall include, without limitation, the following, all to be designed and constructed in accordance with Good Engineering and Operating Practices and meeting all applicable code requirements:

1)                                      A 69 kV overhead bus that runs from the Wind Farm Substation (as defined in Appendix B, 1.b. (2)3)) to the Point of Interconnection. The point of demarcation (Point of Interconnection) (where Seller shall be responsible to maintain facilities on the Seller’s Substation side of the Point of Interconnection and the Company shall be responsible to maintain the facilities on the Company-owned 69 kV Switching Station side of the Point of Interconnection) shall be at the 69 kV bus immediately adjacent to, and on the Company-owned 69 kV Switching Station side of, the Seller’s motor operated disconnect switch described below, as illustrated in Exhibit B-1. One (1) motor operated switch 69 kV Turner type “THI” or equivalent, connecting the Point of Interconnection with the 69 kV tie line that runs between the 69/34.5 kV Tie Autotransformer and the Company-owned 69 kV Switching Station, and associated equipment (the “69 kV Tie Line”) shall be installed outside of the Company-owned 69 kV Switching Station on the 69 kV Tie Line. This switch will be used to isolate the Seller’s Facility when the Company-owned 69 kV Switching Station or 69 kV metering equipment must be worked on.

2)                                      Approximately fifteen (15) feet of 69 kV Tie Line from the Point of Interconnection to the Seller’s Tie Autotransformer as described in section 1.b(2)3)b. of this Appendix B).

3)                                      A 69/34.5 kV wind farm substation (“Wind Farm Substation”) as outlined below:

a.               a single 34.5 kV bus with a bus connection for the Tie Autotransformer; two (2) 34.5 kV rack-out circuit breakers (800 Amp with busing CT’s 1200/5 MR, 20 kA, 3 cycle interrupt) to connect four 34.5 kV, 360 amp distribution circuits; a rack-out fuse unit to connect the station service transformer; three (3) sets of 3, 21kV/120V bus potential transformers (PT); and multiple sets of 1200/5 MR, C400, current transformers (CT) for the metering, controls, and protective relaying.

b.              25/34 MVA, 69 kV grounded Y/34.5 kV grounded Y, standard taps, 13.8 kV delta tertiary station step-up autotransformer (“Tie Autotransformer”), connecting the 69 kV Tie Line with the 34.5 kV bus with 27 kV MCOV lightning arrestors on the 34.5 kV terminal of the Tie Autotransformer.

c.                    One (1) fused 25KVA (or larger, up to 100 KVA), 20kV – 120/240V (single phase) station service transformer to service panel with automatic throw over switch for station back-up power (provided by a diesel or natural gas fueled generator).

d.                   The Seller’s Facility will provide a control room for the Seller’s Facility. The control room will contain the Windfarm Management System (“WFMS”) cabinet and equipment for the windfarm voltage and power factor regulation and windfarm power output control. The control room will also contain the host computer for the centralized windfarm SCADA system.

4)                                      Four (4) 34.5 kV, three 4/0 Al conductors, directly buried underground distribution circuits interconnecting five (5) 1.5 MW wind turbine generators to the 34.5 kV bus. One set of 27 kV MCOV lightning arrestors, fault indicators, and one (1) 34.5 kV “lockable” solid blade disconnects, (600 amp, S&C type or equivalent) to each 34.5 kV underground distribution circuit.

5)                                      The WFMS and centralized windfarm SCADA system as necessary, to implement the MW monitoring, curtailment functions, and voltage control interface as required by Appendix B, Section 1.g, 2.e, and Appendix B-1.

a.               The WFMS control system will monitor and provide coordinated control of the total power production, real and reactive, delivered by the Seller’s Facility to the Point of Interconnection. The voltage at the Point of Interconnection will be regulated by WFMS coordination of the individual wind turbines’ production or absorption of reactive power. The WFMS will provide voltage regulation by receiving a 4-20 mA analog output sent from the Company’s System Operator to the Company’s substation RTU. The WFMS will then hold the voltage setpoint at the 69 kV designated Point of Interconnection until the next setpoint command is received from Company’s System Operator. The deadband of the regulation about the setpoint would initially be set at 0.005 p.u. of RMS primary voltage. The Seller and the Company will evaluate the adequacy of the initial deadband, which may be adjusted with Seller’s concurrence. Voltages in the range of the setpoint deadband will not cause a correction to be made. The frequency of the voltage control changes will be controlled by the Company’s System Operator.

b.              Seller intends to satisfy the requirement for a centralized windfarm SCADA system through use of a standard windfarm SCADA system. This SCADA system will monitor and control the individual wind turbines within the Seller’s Facility. The SCADA system will be connected to individual wind turbines through a 100 Mbit Ethernet fiber optic network.

6)                                      Twenty (20) sets of 1500 kVA, 575 V grounded Y/34.5 kV delta, loop-feed dead-front pad mount transformers with S&C SMD-2C, 40 Amp fuses, standard speed (or as specified by the final relay coordination study); 34.5 kV, 3-phase gang operated load break oil switch; and 575V, 2,000 amp breaker. The loop-feed pad mount transformer fuses shall be selected such that they will clear faults within their zone of protection before the undervoltage protection of the GEWE 1.5 MW wind turbine generators operate and trip the wind turbine generators.

7)                                      Twenty (20) GEWE 1.5se (1.5 MW) doubly fed induction wind turbine generators (as described in “Kaheawa Wind Power, LLC. Response to 30 MW UPC Kaheawa Wind Farm Interconnection Requirement Study Request for Data –July 13, 2004,” Submitted August 18, 2004, Revised by Excel Engineering in e-mails received on October 29, 2004). Each wind turbine generator will have a local controller, responsible for the operation and protection of the individual wind turbine generator, as well as executing commands sent from the WFMS and SCADA system. The wind turbine generator will be provided with

Overvoltage (59), Undervoltage (27), Overfrequency (810), Underfrequency (81U), and Voltage imbalance (60) protection through the multifunctional relay in addition to Overcurrent (51) protection through the main circuit breaker.

8)                                      Seller will install a disturbance monitor in the Wind Farm Substation. The TESLA_Vision 3 monitor (or equivalent) will be in continuous service and on a rolling window basis monitor sub-cycle voltages, currents and harmonics as well as disturbance events. The disturbance monitor will be placed in service on a continuous basis as soon as interconnection is energized and will be capable of remote interrogation after any event.

9)                                      Protective relaying at Seller’s Facility.

The Wind Farm Substation will have an enclosure for relaying equipment. The relaying equipment will be as indicated on the single line diagram, relay list, and trip schemes attached hereto as Exhibits B-1 and B-2.

10)                                Communications system from the Wind Farm Substation to a location adjacent to the Company-owned 69 kV Switching Station. The communications system will provide sufficient channels to interface between Company’s SCADA/EMS system (as defined in Appendix C, section 1(b)(2)a)) and the equipment at Seller’s Facility. A demarcation box will be installed in the Company-owned 69 kV Switching Station on a pedestal at a location near the fence line next to Seller’s communications facility. Seller will mark hard wire connections on one side of the terminal blocks to its communications facility and Company will hardwire the other side to its remote terminal unit (RTU) output and input points. Additional telemetered analog and status and control functions may need to be detailed later upon review of Seller’s design drawings of Seller’s Facility and interface. The interface must include as a minimum, interfaces for the telemetry and control to effect the Curtailment

Control Interface described in Appendix B, section 1.g; the monitoring required for performance standards as described in Appendix B-1; and the reactive control interface described in Appendix B, sections 1.b.(2)7) and 1.b.(2)5) and required by Appendix B, section 2.f. These interfaces include, but are not limited to:

a.               Interface with Company’s RTU output control momentary dry contacts for the following functions:

•                  To incrementally curtail and restore wind turbines.

•                  To allow Company’s System Operator to incrementally raise or lower the voltage target level at Seller’s Facility.

•                  The momentary closures for the above controls are about 500 milliseconds in duration.

b.              Interface with Company’s RTU input for wind-speed and wind direction analog readings.

c.               Interface with Company’s RTU input for total windfarm MW, Mvar and power factor analog telemetering at the Point of Interconnection.

d.              Other telemetered, status and control functions that need to be interfaced with the RTU. Additional status and control functions, if any, will be identified by the Company prior to the installation of the Company-owned 69 kV Switching Station.

e.               Wiring between the demarcation box in the Company-owned 69 kV Switching Station to Seller’s communications facility.

f.                 All analog measurements shall use transducers with a 0-1 ma output with a +/– 0.1% accuracy.

If the Seller adds, deletes and/or changes any of its equipment, or changes its design in a manner that would change the characteristics of the equipment and specifications used in the IRS, Seller will be required to obtain Company’s prior written approval, such approval not to be unreasonably withheld or delayed. If an analysis to revise parts of the IRS is required, Seller will be responsible for the cost of revising those parts of the IRS, and modifying and paying for the cost of the modifications to Seller’s Facility based on the revisions to the IRS.

c.                                       The Seller shall provide to the Company for its review the design drawings, Bill of Material, relay settings and fuse selection for the Seller’s Facility and the Company shall have the right, but not the obligation, to specify the type of electrical equipment, the interconnection wiring, the type of protective relaying equipment, including, but not limited to, the control circuits connected to it and the disconnecting devices, and the relay settings and fuse selection that affect the reliability and safety of operation of the Company’s and Seller’s interconnected system. Seller shall provide the relay settings, fuse selection, and AC/DC Schematic Trip Scheme (part of design drawings) for Seller’s Facility to Company at least sixty (60) days prior to the Acceptance Test. The Company, at its option, may, with reasonable frequency, witness the Seller’s operation of control, synchronizing, and protection schemes and shall have the right to periodically re-specify the settings. The Seller shall utilize relay settings by the Company, which may be changed over time as the Company’s electrical system’s requirements change.

d.                                      The Seller shall provide a manually operated motorized disconnect device, which provides a visible break to separate the Seller’s Facility from the Company’s System. Such disconnect device shall be lockable in the OPEN position and be readily accessible to Company personnel at all times.

e.                                       The Seller shall furnish, install and maintain in accordance with the Company’s requirements all conductors, service switches, fuses, meter sockets, meter (includes revenue metering structure, CT(s) and PT(s) and accessories) and instrument transformer housing and mountings, switchboard meter test buses, meter panels and similar devices required for service connections and meter installations on the Seller’s premises.

f.                                         The Seller shall develop a maintenance plan to maintain the Seller’s Interconnection Facilities. The plan shall be submitted to the Company for review and comment, and shall be finalized prior to energizing any of the Interconnection Facilities. The plan shall include, the 69 kV Tie Line, Tie Autotransformer, 34.5 kV bus, two (2) 34.5 kV breakers, four (4) 34.5 kV distribution circuits, communication and control system that interfaces with the Company-owned 69 kV Switching Station, Wind Farm Substation and wind farm protective relaying system. Seller shall furnish to Company a copy of records documenting such maintenance, within thirty (30) days of completion of such maintenance work.

g.                                      The Seller shall provide and maintain in good working order all equipment, computers and software (the “Curtailment Control Interface”) necessary to initiate, control the level of, and remove curtailments when required under Section 6 of this Contract and Section 2.h of this Appendix B. The implementation of the Curtailment Control Interface will allow the Company’s System Operator to initiate the curtailment, vary the level of curtailment, and remove the curtailment remotely from the Company’s System Operations Control Center through control signals from the Company’s computerized control system (SCADA/EMS). The Company shall review and provide prior written approval of the design for the Curtailment Control Interface to ensure compatibility with the Company’s SCADA/EMS system, such approval not to be unreasonably withheld or delayed. If Seller materially changes the approved design, such changes will also require Company’s review and prior written approval. The Curtailment Control Interface shall include, but not be limited to, a demarcation cabinet, and ancillary equipment and software necessary for Seller to connect to the Company’s RTU, located in the Company’s portion of Seller’s Facility switching station which shall provide the control signals to the Seller’s Facility and send feedback status to the Company’s System Operations Control Center. The types of controls presently supported by the Company’s SCADA/EMS system are fixed-length digital output controls, variable length digital output (pulse-width output) controls, and analog output (setpoint) controls. The Curtailment Control Interface shall also include provision for a feedback point from the Seller’s Facility indicating when curtailment is in effect, and the net instantaneous MW output of Seller’s Facility at the Point of Interconnection. Seller shall provide an analog signal for the total MW output at the Point of Interconnection. When a curtailment lower control signal is received by the

Seller’s Facility through the Curtailment Control Interface, the corresponding action (e.g., decrease in Seller’s Facility’s output) shall be initiated without delay. The Curtailment Control Interface shall be capable of receiving from the Company up to eight curtailment control signals during a one minute period. Each curtailment lower control signal shall initiate a reduction in the output of the Seller’s Facility by 250 kW. The Seller’s Facility shall be capable of and allow the Company to curtail output at a rate of up to 2 MW per minute. The requirements of the Curtailment Control Interface may be modified as mutually agreed upon in writing by the parties. Under this section, it shall be permissible for Seller’s Facility to respond to a curtailment lower control command by reducing production by more than the specified amount if necessary to accommodate Facility operating characteristics, provided the Seller’s Facility does not violate the ramp rate and power fluctuation rates in Section 2.g. (1).

h.                                      Control System Acceptance Test procedures. To the extent reasonably and technically feasible, provided that the Acceptance Test has been successfully completed, Company shall conduct the first Control System Acceptance Test for the generators in Seller’s Facility within one (1) normal working day after the Acceptance Test, provided that Seller has given Company at least seven (7) days advance written notice that one (1) or more of the generators in Seller’s Facility are ready to generate and deliver energy to the Company. Thereafter, Company shall conduct each Control System Acceptance Test during regular business hours not later than five (5) normal working days after Seller provides Company with written notice that one (1) or more new generators is ready to generate and deliver energy to the Company, provided that: (1) except for the initial and the last Control System Acceptance Tests, such tests shall be conducted for no fewer than five (5) generators at a time; (2) Company shall conduct only one Control System Acceptance Test at a time; (3) following the initial Control System Acceptance Test, Company shall only commence a Control System Acceptance Test following the successful completion of the preceding Control System Acceptance Test, unless agreed to in writing in advance by the Company; and (4) the Company shall not be required to start a Control System Acceptance Test if Company reasonably determined that such test cannot be successfully completed during regular business hours. To the extent applicable, each Control System Acceptance Test shall test the new generator(s) that are ready to generate and deliver energy to the Company in addition to the generators that have previously been placed in service.

2.                                       Operating Procedures

The Company and the Seller will each designate their respective official points of contact person, Operation Representative (“OR”), and back-up OR, through which all operation issues, events and operation actions or directives will be communicated between the Company and Seller. The OR will establish formal written operation, switching, inspection and safety procedure. The ORs, will after each stage of connection commissioning and testing, and at least annually thereafter, jointly review and update the O&M manual and conduct an annual training of all involved personnel and after completion will each sign off on a report to the Company and Seller’s Management Representatives.

a.                                       The Company may require periodic reviews of the Seller’s Facility, maintenance records, available operating procedures and policies, and relay settings, and Seller shall implement changes the Company deems necessary, for parallel operation or to protect the Company’s System from damages resulting from the parallel operation of the Seller’s Facility with the Company’s System.

b.                                      The Seller must separate Seller’s Facility from the Company’s System whenever requested to do so by the Company’s System Operator pursuant to Sections 6 and 7 of the Contract.

c.                                       Logs shall be kept by the Seller for information on unit availability including reasons for planned and forced outages; disturbance monitor event recordings, circuit breaker trip operations, relay operations, including target initiation and other unusual events. The Company shall have the right to review these logs, especially in analyzing system disturbances. Seller shall maintain such records for a period of not less than thirty-six (36) months.

d.                                      Under no circumstances shall the Seller, when separated from the Company’s System for any reason, reclose into the Company’s System without first obtaining specific approval to do so from the Company’s System Operator.

e.                                       Voltage regulation. The Seller shall regulate the voltage at the Point of Interconnection to a voltage specified by the Company’s System Operator. The power factor at which energy is to be delivered by the Seller to the Company shall be adjustable and adjusted as necessary to maintain voltage at the specified level, but in no event shall the voltage deviate more than 0.5% from the voltage specified by the Company’s System Operator. The design for the voltage regulation will be reviewed and approved by the Company as part of the Interconnection Requirements Study.

f.                                         Reactive Amount.

(1)                                  The Seller shall install sufficient equipment to have the ability to deliver energy to the Company at power factors ranging from 95% leading at the Seller’s Facility (Seller receiving reactive power from the Company. while delivering real power to the Company) to 97% lagging power factor at the Point of Interconnection.

(2)                                  If the Seller’s Facility does not operate in accordance with Section 2.f (1) of this Appendix B, the Company may disconnect all or a part of the Seller’s Facility from the Company’s System until the Seller corrects its operation (such as by installing capacitors at the Seller’s expense) to conform to the requirements of this Section 2.f (1).

(3)                                  The Seller shall maintain records regarding the power factor at which energy is delivered to the Company at the Point of Interconnection, and shall provide these records to the Company when reasonably requested by the Company. The Company shall have the right to inspect these records.

g.                                      (1)                                  Ramp rate and power fluctuation. The Seller shall ensure that the ramp rate and power fluctuation rate of the Seller’s Facility are less than the following limits:

Ramp Rate

Sustained:	2 megawatts/minute ramp up, and
2 megawatts/minute ramp down when operationally possible

Power Fluctuation Rate

Instantaneous:	1.2 megawatt/2-second scan
Sub-minute Average:	an average of 0.35 megawatt/2-second scan for any 60-second period

The methods and formulas for measuring these performance standards are included in Appendix B-1. If the ramp rate or power fluctuation rate is greater than or equal to the above limits, the Company shall have the right to curtail the Seller’s Facility, or to disconnect the Seller’s Facility from the Company’s System if such curtailment does not adequately resolve the problem. The Company, after actual experience with the Seller’s generation or after upgrades on the Company electrical system, will review the ramp rates.

(2)          Undervoltage ride-through.     Either the undervoltage relays for the Seller’s wind turbine generators shall be set, or a compensation device external to the wind turbine generators shall be installed at the Seller’s Facility, so that the Seller’s Facility will meet the following undervoltage ride-through requirements during an undervoltage disturbance affecting one or more of the three voltage phases (“V” is the terminal voltage of Seller’s Facility’s equipment):

V ≥ 0.90 pu	Seller’s Facility remains connected to the Company’s System.
0.75 pu ≤ V < 0.90 pu	Seller’s Facility may initiate disconnection from the Company’s System if voltage remains in this range for more than 2 seconds.
0.00 pu ≤ V < 0.75 pu	Seller’s Facility may initiate disconnection from the Company’s system if voltage remains in this range for more than 600 milliseconds.

(3)          Underfrequency ride-through.     The underfrequency relays for the Seller’s wind turbine generators shall be set so that the Seller’s Facility will meet the following underfrequency ride-through requirements during an underfrequency disturbance (“f” is the Company’s System frequency at the Point of Interconnection):

f ≥ 57.0 Hz	Seller’s Facility remains connected to the Company’s System.
56.0 Hz ≤ f < 57.0 Hz	Seller’s Facility may initiate disconnection from the Company’s System if frequency remains in this range for more than 6 seconds.
f < 56.0 Hz	Seller’s Facility may initiate disconnection from the Company’s System immediately.

h.             (1)           Pursuant to Sections 6 and 7 of the Contract, the Company may at times have limited ability to integrate energy produced by the Seller into the Company’s System for engineering and/or operating reasons and may be required to curtail energy deliveries by the Seller. When a curtailment control signal is received by the Seller’s Facility through the Curtailment Control Interface, the corresponding action (e.g., decrease in Seller’s Facility’s output) shall be initiated by the Seller without delay. The Company shall send up to eight curtailment control signals to the Seller’s Facility during a one minute period, which corresponds to a rate of [2 MW/minute]. Unless agreed to in writing by both parties, the curtailment signals will consist of raise and lower signals. Each curtailment lower control signal shall signal a reduction in the output of the Seller’s Facility by 250 kW. Further curtailment may be implemented if conditions warrant and the Company’s System Operator deems it necessary. The Seller shall not override the Company’s curtailment. As conditions warrant, the Company shall end or reduce the curtailment when it is reasonably determined that the reason for the curtailment is no longer in existence. The Company’s System Operator shall end or reduce the curtailment by sending raise control signals to the Seller’s Facility through the Curtailment Control Interface. Seller may request that Seller’s Facility be restored no sooner than one hour after the Company has curtailed the Seller’s Facility.

(2)       When the Company determines that curtailment of energy becomes necessary for reasons other than those directly attributable to the Seller’s Facility, curtailments shall be made to the extent possible in reverse chronological order of the chronological seniority dates determined by the Company for the contracts, with deliveries under the contract with the most recent chronological seniority date being the first curtailed, and deliveries under the contract with the earliest chronological seniority date being the last curtailed. The chronological seniority date shall be the PUC Approval Order Date of the Non-appealable PUC Approval Order. If the Seller does not achieve an In-Service Date on or before twelve (12) months following a satisfactory Non-appealable PUC Approval Order Date, the chronological seniority date for curtailment will change by adding one day for each day the In-Service Date is later than twelve (12) months after the Non-Appealable PUC Approval Order Date. When the Company determines that curtailment of energy becomes necessary for engineering and/or operating reasons that are directly attributable to the Seller’s Facility, reverse chronological curtailment order may not apply. The Company shall not be liable to the Seller for any such curtailments unless they were in violation of Section 6 or 7 of the Contract. Seller shall not override Company’s curtailment.

(3)       Seller will provide a microwave interface to allow the Company’s relays at the Company’s Maalaea Switching Station and Lahaina substation to communicate with the Company-owned 69 kV Switching Station to automatically and instantaneously trip the Seller’s Facility’s main circuit breakers with a permissive overreaching transfer trip scheme.

(4)       If the control system interface is unavailable, due to loss of communication link, RTU failure, or other event resulting in the loss of the remote control by the Company, provision must be made for the Seller to be able to institute, within 30 minutes or such other period as the Company accepts in writing, local curtailment raise and lower control and change in voltage regulation target via the local controls upon verbal request by the Company’s System Operator.

i.              [Reserved]

j.              Seller’s authorized personnel shall be allowed reasonable access to the Company-owned 69 kV Switching Station, as necessary, to operate Seller’s Facility and perform Seller’s obligations under this Contract. Prior to entering the Company-owned 69 kV Switching Station, the

Seller’s authorized personnel shall (1) receive authorization from Company’s Transmission and Distribution Department to enter the Company-owned 69 kV Switching Station; (2) comply with all current policies regarding entry in Company’s switching stations; and (3) notify the Company’s System Operator and Company’s dispatcher immediately prior to entering and upon departure from the Company-owned Switching Station. Company may determine that its personnel should be present whenever Seller’s personnel access the Company-owned 69 kV Switching Station.

k.             The Seller shall start one wind turbine generator at a time to minimize voltage and frequency fluctuations on the Company’s System, provided that Seller’s Facility shall be limited to ramping the wind farm generation at the ramp rate designated in Appendix B, section 2.g.  The Seller shall coordinate the start-up protocol with the Company’s System Operator. Provided that Seller’s Facility complies with the performance standards in Appendix B, section 2.g, the process of starting one wind turbine generator at a time is not applicable when the Seller’s Facility is starting production after a low wind condition.

1.             Voltage Flicker

Any voltage flicker at the Point of Interconnection caused by the Seller’s Facility shall not exceed the limits defined by the “Borderline of Visibility Curve” identified in IEEE Standard 519-1992 “Recommended Practices and Requirements for Harmonic Control in Electrical Power Systems”.

m.            Harmonics

Harmonic distortion at the Point of Interconnection caused by the Seller’s Facility shall not exceed the limits stated in IEEE Standard 519-1992 “Recommended Practices and Requirements for Harmonic Control in Electrical Power Systems”. The Seller shall be responsible for the installation of any necessary controls or hardware to limit the voltage and current harmonics generated from the Seller’s Facility to defined levels.

n.            Maintenance of Seller’s Interconnection Facilities

(i)        Seller must address any Disconnection (as defined below) according to the requirements of this Appendix B, section 2.n. For this purpose, a Disconnection is a disconnection from the Company’s System of at least 13.9 MW from Seller’s Facility over a “rolling 120-second period”, if such disconnection is due to a defect in or a failure of the Seller-owned Interconnection Facilities. A “rolling 120-second period” means a period that is comprised of 120 seconds and such rolling period will change as each new one (1) second elapses. With the elapse of each new one (1) second, the newest one (1) second would be added to the 120-second period, and the oldest one (1) second would no longer be included in the rolling 120-second period. A disconnection shall not be deemed to be caused by a fault on Company’s System if, in accordance with Good Engineering and Operating Practices and such plans and specifications for Seller-owned Interconnection Facilities, the disconnection should not have occurred despite the system fault. Seller-owned Interconnection Facilities, as described in Appendix B Section 1.b.(2) items 1)-6) and 8)-10), shall be subject to this Appendix B, section 2.n. This Appendix B, section 2.n shall not apply to the wind turbine generators described in Appendix B, Section 1.b.(2)7. A “rolling 120-second period” means a period that is comprised of 120 seconds and such rolling period will change as each new one (1) second elapses. With the elapse of each new one (1) second, the newest one (l) second would be added to the 120-second period, and the oldest one (1) second would no longer be included in the rolling 120-second period.

(ii)       For every disconnection from the Company’s System of at least 13.9 MW from Seller’s Facility over a rolling 120-second period (“Disconnection Event”), the Seller shall investigate the cause of the Disconnection Event, and determine if it is a Disconnection as defined in Appendix B, section 2.n(i). Within three (3) business days of the Disconnection Event, the Seller shall provide, in writing to the Company, an incident report that summarizes the sequence of events and probable cause of the Disconnection Event, and states whether the Seller believes the Disconnection Event is a Disconnection.

(iii)      Within forty-five (45) calendar days of a Disconnection the Seller shall provide, in writing to the Company, the Seller’s findings, data relied upon for such findings, and proposed actions to prevent reoccurrence of a Disconnection (“Proposed Actions”). The Company with the aid of its operating recordings and the disturbance monitor history of the event or disconnection may assist the Seller in determining the root causes of and recommendations to remedy or prevent a future Disconnection (“Company’s Recommendations”). The Seller shall implement such Proposed Actions (as modified to incorporate the Company’s Recommendations, if any) and the Company’s Recommendations (if any) in accordance with the time period agreed to by the parties.

(iv)     In the event the Seller and the Company, after jointly reviewing the recorded event history obtained from the disturbance monitor or SCADA data, disagree as to (1) whether a Disconnection Event occurred, (2) the sequence of events and/or probable cause of the Disconnection Event, (3) whether the Disconnection Event is a Disconnection, (4) the Proposed Actions, (5) the Company’s Recommendations, and/or (6) the time period to implement the Proposed Actions and/or the Company’s Recommendations, then the parties shall follow the procedure set forth in Appendix B, section 2.0.

(v)      Upon the fourth (4th) Disconnection (and each subsequent Disconnection) within any Contract Year, the parties shall follow the procedures set forth in Appendix B, section 2.n(iii) and (iv) above, to the extent applicable. If after following the procedures set forth in Appendix B, section 2.n(iii) and (iv), the Seller and the Company continue to have a disagreement as to (1) the probable cause of the Disconnection, (2) the Proposed Actions, (3) the Company’s Recommendations, and/or (4) the time period to implement the Proposed Actions and/or the Company’s Recommendations, then the parties shall commission a study to be performed by a qualified independent thirty-party consultant (“Qualified Consultant”) chosen from the Qualified Independent Third-Party Consultants List (“Consultants List”) to be attached to the Contract as Appendix B-2. Such study shall review the design of, review the operating and maintenance procedures dealing with, recommend modifications to, and determine the type of maintenance that should be performed on the Seller-owned Interconnection Facilities (“Study”). The Seller and the Company shall each pay for one-half of the total cost of the Study. The Study shall be completed within ninety (90) calendar days from its commissioning after a fourth Disconnection (and each subsequent

Disconnection) within any Contract Year, unless otherwise agreed to in writing by the Seller and the Company. The Qualified Consultant shall send the Study to the Company and the Seller. The Seller (and/or its third-party consultants and contractors), at the Seller’s expense, shall change the design of, change the operating and maintenance procedures dealing with, implement modifications on, and/or perform the maintenance on the Seller-owned Interconnection Facilities recommended by the Study. Such design changes, operating and maintenance procedure changes, modifications, and/or maintenance shall be completed no later than forty-five (45) calendar days from the day the completed Study is issued by the Qualified Consultant, unless otherwise agreed to in writing by the Company. In the event the time requirement for the (a) commissioning of the Study, (b) completion of the Study, or (c) completion of the design change, operating and maintenance procedure change, modifications, and/or maintenance recommended by the Study is not achieved, the Company may limit the total Allowed Capacity to 13.9 MW for the period that such requirement has not been achieved. Nothing in this provision shall affect the Company’s right to curtail Seller’s Facility a provided for in this Contract.

(vi)     The Consultants List to be attached hereto as Appendix B-2 will contain the names of engineering firms which both parties agree are fully qualified to perform the Study. The parties shall agree on such Consultants List by the Initial In-Service Date. At any time, except when a Study is being conducted, either party may remove a particular consultant from the Consultants List by giving written notice of such removal to the other party. However, neither party may remove a name or names from the Consultants List without approval of the other party if such removal would leave the list without any names. Intended deletions shall be effective upon receipt of notice by the other party, provided that such deletions do not leave the Consultants List without any names. Proposed additions to the Consultants List shall automatically become effective thirty (30) calendar days after notice is received by the other party unless written objection is made by such other party within said thirty (30) calendar day period. By mutual agreement between the parties, a new name or names may be added to the consultants List at any time.

o.            If there is a disagreement between the Company and the Seller regarding (1) the Seller’s compliance with the standards set forth in sections 2.e, 2.f(1), 2.g, 2.h(1), 2.1, 2.m of this Appendix B, and/or (2) the provisions set forth in section 2.n(ii), (iii), and (v) of this Appendix B such as (a) whether a Disconnection Event occurred, (b) the sequence of events and/or probable cause of the Disconnection Event, (c) whether the Disconnection Event is a Disconnection, (d) the Proposed Actions, (e) the Company’s Recommendations, and (f) the time period to implement the Proposed Actions and/or the Company’s Recommendations, then authorized representatives from the Company and the Seller, having full authority to settle the disagreement, shall meet in Hawaii (or by telephone conference) and attempt in good faith to settle the disagreement. Unless otherwise agreed in writing by the parties, the parties shall devote no more than ten (10) business days to settle the disagreement in good faith. In the event the parties are unable to settle the disagreement after the expiration of the time period, then either party may pursue the dispute resolution procedure set forth in Appendix G.

Exhibit B-1

Preliminary Single Line Diagram, Relay List and Trip Scheme

W10
W11
W9
W12
W8
W13
W7
W14
W6
W15
W4
W3
W2
W1
W16
W17
W18
W19
W20
DRAFT - PRELIMINARY
NOT FOR CONSTRUCTION

PRELIMINARY SINGLE LINE DIAGRAM

SHEET TITLE

EXCEL ENGINEERING INC.

B-1-1

KAHEAWA PASTURES: INDEX TO NUMBERED ITEMS ON SINGLE LINE DIAGRAM

1.                                       Line lightning arrestor 42 kV MCOV, MOV type, station class

2.                                       Potential transformer for metering and/or relaying 39,600L-N/115/66 V.

3.                                       Motor operated switch 69 kV Turner type “THI” or equivalent

4.                                       CT for relaying 1200:5 MR, S.F. 1.5 C400

5.                                       CT for revenue metering dual range 300:5, S.F. 20; metering accuracy class

6.                                       69 kV breaker Siemens or equivalent – SPS2-72.5-20-1200 with 12-l200:5A MR BCT’s 125VDC CLOSE TRIP/230VAC MOTOR, 20 kA, 3 cycle interrupt

7.                                       69 kV 800 amp solid blade disconnects

8.                                       Station class MOV arrestors, 42 kV MCOV

9.                                       Station step up autotransformer 25/34 MVA 69 grdy / 34.5 kV grdy Std. taps, 13.8 kV delta tertiary, BIL 350/200 kV

10.                                 1200:5 MR bushing CT, S.F. 1.5 C400

11.                                 Bus PT(3) 21kVL-N/l20V, grdY-grdY

12.                                 Low side / feeder breakers, 800A with bushing CT’s 1200/5 MR for 34.5 kV 360 amp feeder to generators, 20 kA, 3 cycle interrupt

13.                                 34.5 kV solid blade disconnects 600 amp S&C or equivalent to generator feeder.

14.                                 Station service transformer 25KVA 20kV to 120/240 volt secondary, single phase.

I5.                                   Alternate generation source (diesel or natural gas) with positive throw over switch provided

16.                                 GSU transformers 1500 KVA delta) Y gnd 34.5 kV / 575 volt

17.                                 Single Phase PT for line voltage 21KV/120V

18.                                 Arrestors 27KV MCOV, MOV type

19.                                 34.5KV 3ph gang operated load break oil switch 300 Amps

20.                                 575V 2000A breaker

21.                                 GE – DFIG(doubly fed induction generator) 1500KW

22.                                 S&C SMD-2C 40A fuse, standard speed or equivalent

23.                                 Fault indicator

B-1-2

Protected Equip	Device	Function	Mfr	Type	Device Tripped
Lahaina 69KV Line	21P	Ph & G Dist, Dir, O/C	SEL	311C	52U1, 52U3
Lahaina 69KV Line	21S	Current Diff,Ph & G Dir, O/C	SEL	421	52U1,52U3
Maalaea 69KV Line	21P	Ph & G Dist, Dir, O/C	SEL	311C	52U2, 52U3
Maalaea 69KV Line	21S	Current Diff,Ph & G Dir, O/C	SEL	421	52U2,52U3
52U1-69KV Breaker	50BF	Breaker Failure	SEL	501	86BF/52U1->52U2,52U3 & T
52U2-69KV Breaker	50BF	Breaker Failure	SEL	501	86BF/52U2->52U1,52U3 & T
52U3-69KV Breaker	50BF	Breaker Failure	SEL	501	86BF/52U3->52U1,51U2 & T Breaker

69/34.5KV Trans	87T,51B	Xfmr Diff, Back Up O/C	SEL	387	86T1-> 52U1, 52U2, 52M1, 52M2
69/34.5KV Trans	51H	Ph & G (Dir), Inst, 81 O/U, 27/59,32,25	SEL	351A	86T2-> 52U1, 52U2, 52M1, 52M2
69/34.5KV Trans	63SP	Sudden Pressure Relay	Qualitrol		86T2-> 52U1, 52U2, 52M1, 52M2

35.5KV Feeder #1	51M1P	Ph & G (Dir), Inst, 81 O/U, 27/59,32,25	SEL	351A	52M1
35.5KV Feeder #1	51M1S	Ph & G (Dir), Inst, 81 O/U, 27/59,32,25	SEL	351A	52M1

35.5KV Feeder #2	51M2P	Ph & G (Dir), Inst, 81 O/U, 27/59,32,25	SEL	351A	52M2
35.5KV Feeder #2	51M2S	Ph & G (Dir), Inst, 81 O/U, 27/59,32,25	SEL	351A	52M2

WTG Breaker	Breaker	Phase Over Current, O/U Voltage & Freq			WTG Breaker & Controller

B-1-3

Exhibit B-2

Final Single Line Diagram, Relay List and Trip Scheme

[To be provided at least 60 days prior to the Initial In-Service Date]

B-2-1

APPENDIX B-1

METHODS AND FORMULAS FOR MEASURING PERFORMANCE STANDARDS

Performance Standards as defined below shall be used, in part, to govern actions by the Company to curtail the electric output of the Seller’s Facility for purpose of maintaining power quality on the Company’s System. Specific standards are defined for:

•                  Ramp Rate (RR)

•                  Instantaneous Power Fluctuation Rate

•                  Sub-minute Power Fluctuation Rate

Formulas for measuring the performance standards are presented below, and assume that the power fluctuations will be monitored on the SCADA/EMS system. These formulas are based on the periodicity at which analog data is retrieved from the RTU. This periodicity is called the “scan rate”. The Company presently uses a two-second analog scan rate. The formulas below are based on the two-second scans. The transducer used to obtain the instantaneous power (MW) output from the wind farm is accurate to +/– 0.1%. The two-second scan rate, characteristics of transducers and RTU reporting, and SCADA method of calculation, were considered and included in the proposed values for the performance standards.

Ramp Rate Calculation:

Where:

RR = Ramp Rate, may be calculated once every scan

MWs-30 = The instantaneous MW analog value 30 scans (60 seconds) prior the present scan

MWs = The instantaneous MW analog value for the present scan

B-1-1

Power Fluctuation Rate Calculations:

Instantaneous

Where:

I = Instantaneous Power Change, calculated once every scan

MWs-1 = The instantaneous MW analog value for the previous scan

MWs = The instantaneous MW analog value for the present scan

Subminute Average:

Where:

A1 = Subminute Average, calculated once every 30 scans

MWs-1 = The instantaneous MW analog va1ue for the previous scan

MWs = The instantaneous MW analog value for the present scan

B-1-2

PT3

Job : 610

Date: 2/15/2005

Time: 2:28:08 AM

APPENDIX B–2

CONSULTANTS LIST

[To be completed prior to the Initial In-Service Date]

B-2-1

APPENDIX C

INTERCONNECTION FACILITIES OWNED BY THE COMPANY

1.             Description of the Company-Owned Interconnection Facilities

(a)                                  The Company will construct (or may allow Seller to construct, in whole or in part), own, operate and maintain all Interconnection Facilities required to interconnect the Company’s System with the Seller’s Facility at 69,000 volts, up to the Point of Interconnection. The Seller shall furnish space at no expense to the Company for those Interconnection Facilities required to be placed at Seller’s premises, as well as easements for and rights of access to any Company-owned Interconnection Facilities located on the site of the Seller’s Facility.

An IRS addressing Seller’s Facility requirements was completed for the project in accordance with the IRS Letter Agreement, and the results have been incorporated in this Appendix C as appropriate.

(b)                                 The Company-owned Interconnection Facilities, for which the Seller has agreed to pay, in accordance with Section 2 of this Appendix C, include:

(1)	Two 69 kV Line Drops

a)

69kV Line 1 Drop (from Maalaea 69 kV Switching Station): Includes the labor and materials to install one or two transmission poles, disconnect switches, insulators, conductors and shield wire, and terminate the 69kV line onto the new deadend structure in the Company-owned 69 kV Switching Station.

b)

69kV Line 2 Drop (from Lahaina Substation): Includes the labor and materials to install one or two transmission poles, disconnect switches, insulators, conductors and shield wire, and terminate the 69kV line onto the new deadend structure in the Company-owned 69 kV Switching Station.

(2)	Preliminary Engineering:

a)	Includes the labor to develop a specifications manual that Seller will use as the design criteria or standard to design and construct the Company-owned 69 kV Switching Station and the supervisory control and data acquisition (“SCADA”) remote terminal unit (“RTU”) (which transmits information to the Company’s Energy Management System (“EMS”)). This manual will also include items such as equipment specifications, construction standards, sample design drawings, and a drawing numbering standard.

b)	Includes the labor to perform a Company system protection coordination study as a result of generation being added at the Seller’s wind farm site.

e)

Includes the labor to design the relay upgrades for Maalaea Switching Station and Lahaina Substation and develop specifications that the Seller will use to procure materials for the Maalaea Switching Station and Lahaina Substation relay upgrades.

(3)	Engineering Design Review

a)

Includes the labor and expense to review Seller’s design drawings for the Company-owned 69 kV Switching Station and the SCADA RTU to ensure that they comply with the Standards (as defined in section 1(g) of this Appendix C). Also, includes a review of the manufacturers’ approval drawings to ensure that they meet the Standards.

b)

Includes the labor and expense to review Seller’s relay protection settings for the Company-owned 69kV Switching Station, Wind Farm Substation, Maalaea relay upgrades to interface with the relaying at the Company-owned 69 kV Switching Station and the Lahaina relay upgrades to interface with the relaying at the Company-owned 69 kV Switching Station.

(4)	Field Follow: Includes the labor and expense to be on-site, to inspect the construction activities at the Company-owned 65 kV Switching Station.

(5)

Company-owned 69 kV Switching Station Microwave Link: Includes the labor and expense to conduct the communications study, develop the Company’s specifications for the microwave links, field follow and acceptance testing for the two (2) digital microwave links.

i)

Preliminary investigation by the Company engineers shows that microwave links between the Company-owned 69 kV Switching Station and the Pukalani Substation and the Company-owned 69 kV Switching Station and the Kealahou Substation are feasible. If the Company-owned 69 kV Switching Station microwave site is not feasible, Company will investigate alternative microwave paths and, if no such paths are available, possible fiber optics or other cost-effective technologies, and the estimated costs of such alternatives, and inform Seller of the information. Seller will be responsible for the final cost of the communication links.

(6)	SCADA:

a)

Company-owned 69 kV Switching Station: Includes the labor to make final connects (if necessary) and test the remote terminal unit (RTU), DC battery system, interface equipment to Company’s communications system and to Seller’s communications system, and the control and telemetering functions at the Company-owned 69 kV Switching Station.

b)

Company’s Maalaea Generating Station: Includes the labor to program the system operations computer at Maalaea Generating Station for the various control and telemetering points of the Company-owned 69 kV Switching Station and Seller’s equipment.

c)

Acceptance Testing of the Company-owned 69 kV Switching Station: Including, but not limited to, the labor to do the joint testing and/or witnessing of the Acceptance Test. Acceptance Test procedures are to be developed and proposed by Seller for Company’s review and acceptance at least 60 days, and shall be agreed upon by Company and Seller no later than 30 days, in advance of performing the tests.

d)	Control System Acceptance Testing of Seller’s Facility: Including, but not limited to, the labor to do the Control System Acceptance Test.

(7)

Maalaea Switching Station Relay Upgrade: Includes the labor to design, install, and test the new relays at the Maalaea 69 kV Switching Station required to interface with the relaying at the Company-owned 69 kV Switching Station.

(8)

Lahaina Substation Relay Upgrade: Includes the labor to design, install, and test the new relays required at the Lahaina 69 kV Substation to interface with the relaying at the Company-owned 69 kV Switching Station.

The list of Company-owned Interconnection Facilities, and engineering and testing costs for Company-owned Interconnection Facilities, for which Seller agree to pay in accordance with Section 2 of this Appendix C, are subject to revision if (a) before approving this Contract, the PUC approves a power purchase contract for another non-Company owned electric generating facility (“Second NUG Contract”) to supply energy to Company using the same line to which Seller’s Facility is to be connected or (b) the line to which the Seller’s Facility is to be connected and/or the related transformer(s) need(s) to be upgraded and/or replaced as a result of this Contract and a Second NUG Contract, and the PUC, in approving this Contract, determines that seller should pay for all or part of the cost of such upgrade and/or replacement.

(c)

Company-owned Interconnection Facilities, which Seller (and or its third-party consultants or contractors (collectively referred to as “Contractors”)) shall design and construct, at Seller’s expense, except to the extent otherwise indicated herein, include:

(1)	Company-owned 69 kV Switching Station

The Seller will provide a separate, fenced area with separate access for the Company for a Company-owned 69 kV Switching Station. The Seller will design, procure materials, construct and test the Company-owned 69 kV Switching Station in accordance with the Company’s Standards (as defined in Section 1(g) of this Appendix C). The Company-owned 69 kV Switching Station includes items such as three 69 kV outdoor circuit breakers, associated protective relays for each line and bus, station power system, 69kV three-phase disconnecting switches, potential transformers, current transformers, 42 kV MCOV lightning arrestors, bus tubing and/or conductors, connectors, control house, 125 volt DC system for controls and protective relaying, and control circuits necessary to meet Company’s Standards.

(2)

Seller will provide revenue metering PT’s and CT’s (as reviewed by the Company) and all conduits and accessories necessary for the Company to install the Company-supplied revenue meters. The Seller will provide a telephone line, or alternate mutually-agreed communication method, for the Company-owned meters.

(3)

The Seller will provide within or adjacent to the Company-owned 69 kV Switching Station, space for the two (2) digital microwave communication links, SCADA RTU and certain relaying if necessary for the interconnection.

a)

The Seller will design, procure materials, attain the necessary FCC and FAA licensing, construct and test two (2) digital microwave communications links in accordance with Company’s Standards (as specified in the communication study and design specification in Section 1.(b)(3) and Section 1.(g) of this Appendix C). The two (2) digital microwave links will provide communication paths between the Seller’s Facility and Pukalani Substation and the Seller’s Facility and the Kealahou Substation, which integrate into the Company’s existing communication system to provide the necessary communication to implement a permissive overreaching transfer trip protection scheme as specified in Appendix B, Section 2.h.(4).

b)

The Seller will design, procure materials, construct and test the SCADA RTU in accordance with Company’s Standards (as specified in the specification manual for the Company-owned 69 kV Switching Station in Section 1.-(b) (2) a)i) and Section 1.(g) of this Appendix C.

(4)

The Seller will procure all materials for the Maalaea Switching Station and Lahaina Substation relay Upgrades in accordance with Company’s Standards (as specified in the specification manual for the Company-owned 69 kV Switching Station in Section 1.(b)(2)a)i) and Section 1.(g) of this Appendix C.

(5)	The Seller will provide relay settings for the relays installed at the Company-owned 69 kV Switching Station, Wind Farm Substation, Maalaea Switching

Station relay upgrades required to interface with the relaying at the Company-owned 69 kV Switching Station and Lahaina Substation relay upgrades required to interface with the relaying at the Company-owned 69 kV Switching Station.

(6)	In addition to the items mentioned in the preceding paragraph, Seller shall be responsible for the following in relation to the Company-owned Switching Station and associated requirements:

a)	Identifying the location of the Company-owned Switching Station and providing Company with that information by the Execution Date:

b)	The Seller will work with the Company to determine an acceptable location for and size of the fenced-in area;

c)

Providing, at Seller’s expense, easements to Company to cover the Company-owned Switching Station and the area where the 69 kV metering equipment will be installed so that Company’s meter readers and operations/maintenance personnel can access the equipment; and

d)

If not issued in the Company’s name, transfer the Federal Communications Commission and Federal Aviation Administration license (s) for the two (2) digital microwave links to the Company upon completion and testing of the digital microwave links.

(d)

If Seller adds, deletes and/or changes any of its equipment, or changes its design in a manner that would change the characteristics of the equipment and specifications used in the IRS, Seller will be required to seek prior approval from Company. If an analysis to revise parts of the IRS is required, Seller will be responsible for the cost of revising the IRS, and modifying and paying for the cost of the modifications to the Interconnection Facilities based on the revisions to the IRS.

(e)

This list of Company-owned Interconnection Facilities, and engineering and testing costs for Company-owned Interconnection Facilities, for which Seller agrees to pay in accordance with Section 2 of this Appendix C, together with the estimated costs identified in this Appendix C, are subject to revision if (a) before approving this Contract, the PUC approves a power purchase contract for another non-Company owned electric generating facility (“Second NUG Contract”) to supply energy to Company using the same line to which Seller’s Facility is to be connected, or (b) the line to which Seller’s Facility is to be connected and/or the related transformer need(s) to be upgraded and/or replaced as a result of this Contract and a Second NUG Contract, and the PUC, in approving this Contract, determines that Seller should pay for all or part of the cost of such upgrade and/or replacement.

(f)

If the In-Service Date is not achieved within twelve (12) months of a satisfactory Non-appealable PUC; Approval Order or thirty (30) months from the PUC Submittal Date, whichever is less, the listing of the Interconnection Facilities required in this Contract is subject to review and revision. This listing includes the cost of such Interconnection Facilities. Such revision may include, but not be limited to, such items as reconductoring an existing transmission or distribution line, construction of a new line, increase transformer capacity, and alternative relay specifications.

(g)

Seller (and/or its third party consultants or contractors collectively, “Contractors”)) will install, test and place in service, at Seller’s expense, the Company-owned Interconnection Facilities as specified in Section 1.(c) of this Appendix C. Prior to Seller engaging the Contractors, Seller must obtain Company’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Prior to Seller and/or its Contractors first starting to work on the construction plans for the Company-owned Interconnection Facilities to be consultants by Seller (and/or its Contractors), such as the civil, structural, and construction drawings, specifications to vendors, vendor approved final drawings and materials lists (collectively, the “Plans”), Seller and/or its Contractors shall meet with Company to discuss the construction of such Company-owned Interconnection Facilities, including but not limited to subjects concerning coordination of construction milestone dates, agreement on areas of interface design, and Company’s design/drawing layout and symbols standards, equipment specifications and construction specifications and standards. Company will provide the design and specifications information so Seller can incorporate such information in its bid documents. No later than sixty (60) days before Seller and/or its Contractors first start to order materials and equipment for the Company-owned Interconnection Facilities to be constructed by Seller and/or its Contractors, Seller must provide Company with the Plans. The Plans for the Company-owned Interconnection Facilities to be constructed by Seller (and/or its Contractors) shall comply with (i) all applicable laws; (ii) Company’s design/drawing layout and symbol standards, equipment specifications, and construction specifications and standards; and (iii) Good Engineering and Operating Practices (collectively, the “Standards”). Unless otherwise agreed to by the parties, Company shall have thirty (30) days following receipt of the Plans for it to review and comment on the Plans, and verify in writing to Seller that the Plans comply with the Standards, which verification shall not be unreasonably withheld, conditioned or delayed. If Company reasonably determines that the Plans are not in accordance with the Standards, then it may request in writing a response from Seller to its comments and Seller shall respond in writing within thirty (30) days of such request by providing (i) its justification for why its Plans conform to the Standards or (ii) changes in the Plans responsive to Company’s comments and in accordance with the Standards. Construction work will be subject to Company inspections to ensure that construction is done in accordance with the Standards. Company inspectors will be allowed access to the construction sites for inspections and to monitor construction work. The inspector must have the authority to work with the appropriate construction supervisor to stop any work that does not meet the Standards. All equipment and materials used in the Company-owned Interconnection Facilities to be constructed by Seller and/or its Contractors must meet the Standards. Company will be present when the Acceptance Test is conducted, and Seller must timely correct any deficiencies identified during the Acceptance Test. Seller will be responsible for the reasonable cost of the Company personnel (and/or Company contractors) performing the duties (such as reviewing the Plans and reviewing the construction) necessary for the Company-owned Interconnection Facilities to be constructed by Seller (and/or its Contractors). If the Company (1) does not make any inspection or test, (2) does not discover defective workmanship, materials or equipment, or (3) accepts the Company-owned Interconnection Facilities (that were constructed by Seller and or its Contractors), such action or inaction shall not relieve Seller from its obligation to do and complete the work in accordance with the Plans approved by Company.

2.	Seller Payment to the Company for the Company-Owned Interconnection Facilities and Review of Seller’s Facility

(a)

(1) For Company-owned Interconnection Facilities to be designed, engineered and constructed by the Company, the Seller shall pay the Total Estimated Interconnection Cost which is comprised of the estimated costs of (i) acquiring and installing such Company-owned Interconnection Facilities, (ii) the engineering and design work (including but not limited to Company, affiliated Company and contracted engineering and design work) associated with a) developing such Company-owned Interconnection Facilities and b) reviewing and specifying those portions of the Seller’s Facility which allow interconnected operations as such are described in Appendix B, and (iii) conducting the Acceptance Test and Control System Acceptance Tests. The Total Actual Interconnection Cost (the actual cost of items (i) through (iii)), together with the cost of the IRS (which will be paid pursuant to the IRS Letter Agreement), are the “Total Interconnection Cost”.

(2) Summary List of Company-owned Interconnection Facilities and Related Services

•	Company-owned 69 kV Transmission Line Drops

•	Company-owned 69 kV Switching Station Project Review and Relay Coordination

•	Company-owned 69 kV Switching Station Microwave Links Project Review

•	Company-owned 69 kV Switching Station SCADA and associated equipment Project Review

•	Maalaea Switching Station relay upgrades

•	Lahaina Substation relay upgrades

•	Relay acceptance testing

•	Control System Acceptance Testing of Seller’s Facility

•	Company-owned 69 kV Switching Station Acceptance Test

(3)     The following summarizes the Total Estimated Interconnection Cost:

a. Two 69 kV Line Drops

b. Preliminary Engineering	$94,000

c. Engineering Design Review	128,000

d. Field Follow	49,000

e. Company-owned 69 kV	23,000
Switching Station	28,000
Microwave Links

f. SCADA & Acceptance Testing

g. Maalaea Switching Station	58,000
Relay Upgrades (no materials)	36,000

h. Lahaina Substation Relay	36,000
Upgrades (no materials)

The Total Estimated Interconnection Cost is $452,000.

(b).	The Total Estimated Interconnection Cost, which, except as otherwise provided herein, is non-refundable, shall be paid in accordance with the following schedule:

(i)	On the Execution Date, $10,000.00 is due and payable by Seller to the Company;

(ii)

Thirty (30) days after the Execution Date, the additional amount in excess of $10,000.00, up to that portion of the Total Estimated Interconnection Cost described in Section 2(a)(3)b. and c. above, is due and payable by Seller to the Company;

(1)	The Company shall not be obligated to perform engineering and design work on the Company-owned Interconnection Facilities until the Seller pays the amounts in section 2(b)(3)b. and c.; and

(iii)

Fourteen (14) days after receipt of an invoice from the Company, which shall be provided not less than thirty (30) days prior to start of procurement of the Company-owned Interconnection Facilities, the difference between the portion of the Total Estimated Interconnection Cost paid to date and the Total Estimated Interconnection Cost is due and payable by Seller to the Company.

(1)	The Company shall not be obligated to procure and construct the Company-owned Interconnection Facilities until the Seller pays the amount in paragraph (iii) of this section 2(b).

(C)

Within thirty (30) days of the final accounting (“Final Accounting”), which shall take place within thirty (30) days of completion of construction of the Company-owned Interconnection Facilities, the Seller shall remit to the Company the difference between the Total Estimated Interconnection Cost paid to date and the Total Actual Interconnection Cost, which is the Final Accounting of the Total Interconnection Costs. If in fact the Total Actual Interconnection Cost is less than the payments received by the Company as the Total Estimated Interconnection Cost, the Company shall repay the difference to the Seller within thirty (30) days of the Final Accounting.

(d)

If any Event of Default by the Seller occurs such that termination of the Contract pursuant to Appendix E results, or if the Contract is declared null and void by either party pursuant to Section 10 or as otherwise provided herein, the Seller shall pay to the Company the actual costs and cost obligations reasonably incurred by the Company for the Company-owned Interconnection Facilities as of the date the Contract is terminated or declared null and void. Such payment shall be made within thirty (30) days of receipt of an invoice from the Company.

(e)	All the Company-owned Interconnection Facilities including those portions, if any, provided, or provided and constructed, by the Seller shall be the property of the Company.

3.          Ongoing Operation and Maintenance Charges

Seller shall operate and maintain, at its cost, the Company-owned Interconnection Facilities that it or its Contractors constructed, if any, prior to the Transfer Date. On and after the Transfer Date, Company shall own, operate and maintain the Company-owned Interconnection Facilities. The Company shall bill the Seller monthly for any reasonable costs incurred in operating, maintaining and replacing (to the extent not covered by insurance) the Company-owned Interconnection Facilities. The Company’s costs will be determined on the basis of, but not limited to, direct payroll, material costs, applicable overheads at the time incurred, consulting fees and applicable taxes. The Seller shall, within thirty (30) days after the billing date, reimburse the Company for such monthly billed operation and maintenance charges.

4.          Relocation of Interconnection Facilities

The Company shall bill the Seller for any costs incurred in relocating the Company-owned Interconnection Facilities in the event that Seller’s land rights require a relocation clause and such clause is exercised or if the Company-owned Interconnection Facilities must be relocated for another reason not caused by the Company. By Grant of Easement dated August 15, 1988 and recorded in the Bureau of Conveyances of the State of Hawaii in Liber 22246 Page 142, the State of Hawaii by its board of Land and Natural Resources granted to Maui Electric Company, Limited an easement for transmission line purpose, hereinafter referred to as the “State Easement”. The State Easement contains a relocation clause which allows the State of Hawaii to request relocation as many times as they deem necessary, of all or any portion of the Company’s facilities within the easement area at the sole cost and expense of the Company. At any such time as the State of Hawaii exercises its right to relocate any of the Company’s existing facilities, Seller hereby agrees to pay for any and all costs to reconnect Company-owned Interconnection Facilities and/or Seller-owned Interconnection Facilities to the newly relocated facilities; provided that Company and Seller will first jointly examine the least cost solution to such reconnection. The Seller shall, within thirty (30) days after the billing date, reimburse the Company for such billed relocation charges. Notwithstanding anything else herein contained, to the extent practicable in light of any such relocation requirement, Company shall not relocate, the Company-owned Interconnection Facilities without providing Seller thirty (30) days advance written notice.

5.          Guarantee for Interconnection Costs

To ensure that the Company is paid by the Seller for the Company-owned Interconnection Facilities to be provided and/or constructed by the Company described in Section 2 of this Appendix C, the Seller shall obtain an Irrevocable Standby Letter of Credit with no Documentary Requirement (“Standby Letter of Credit”), wherein the Company shall receive payment from the bank upon request by the Company. The Standby Letter of Credit shall be (i) at least in the amount of twenty-five percent (25%) of the Total Estimated Interconnection Cost, (ii) issued by a bank in Hawaii which is reasonably acceptable to the Company, and (iii) in form and substance reasonably acceptable to the Company. The Standby Letter of Credit shall be effective from the earlier of (i) thirty (30) days following the date of the issuance of a satisfactory Non-appealable PUC Approval Order, or (ii) the date that the Seller requests the Company to order equipment or commence construction on the Company-owned Interconnection Facilities. The Standby Letter of Credit shall be in effect through the earlier of forty-five (45) days after the Final Accounting or seventy-five (75) days after the Contract is terminated. The Seller shall provide to the Company within fourteen (14) days of the effective date of the Standby Letter of Credit a document from the bank which indicates that such a Standby Letter of Credit has been established. Notwithstanding the foregoing, in lieu of a Standby Letter of Credit, Seller may provide such other form of security as is agreed to by the Company in writing.

6.          Site Restoration

After termination of this Contract, the Seller shall, at its expense, remove all (1) the Company-owned Interconnection Facilities from the site and (2) Seller-owned Interconnection Facilities designated by the Company. Provided that, the company may elect to remove all or part of such designated Company-owned Interconnection Facilities and/or  designated, Seller-owned Interconnection  Facilities because of operational concerns over the removal of such Interconnection Facilities, in which case the Seller shall reimburse the Company for its reasonable costs to remove such Company-owned Interconnection Facilities and/or Seller-owned Interconnection Facilities. After the termination of this Contract, Seller shall, at its expense, restore the site to its condition prior to construction of such the Company-owned Interconnection Facilities, reasonable wear and tear excepted. For the purposes of this Section 6, this site includes the land where the Seller’s Facility is located and the land where the Interconnection Facilities are located. Site restoration shall be completed within ninety (90) days of termination of this Contract, or as otherwise agreed to by both parties in writing. Notwithstanding the above, Seller shall not be required to remove any roads which have been built or enlarged as a result of the construction of the Interconnection Facilities.

7.          Transfer of Ownership/Title

(a)

On the Transfer Date, Seller shall transfer to Company all right, title and interest in and to the Company-owned Interconnection Facilities to the extent such facilities were designed and constructed by Seller and/or its

Contractors. In connection with the transfer of the Company-owned Interconnection Facilities, Seller shall transfer and assign to Company all applicable manufacturers’ or Contractors’ warranties which are assignable. Seller shall provide a written list of the manufacturers’ and Contractors’ warranties which will be assigned to Company and the expiration dates of such warranties no later than thirty (30) days before the Transfer Date.

(b)	Company’s title to and ownership of the Company-owned Interconnection Facilities that were designed and constructed by Seller and/or its Contractors shall be free and clear of liens and encumbrances.

(c)

In connection with the transfer of the Company-owned Interconnection Facilities to Company, Seller shall grant, transfer or assign to Company, such easements, rights of way, licenses or leases, as the case may be, necessary to operate and maintain the Company-owned Interconnection Facilities on and after the Transfer Date.

(d)

On and from the date of transfer of the Company-owned Interconnection Facilities constructed by Seller, Company shall obtain and maintain property and liability insurance covering the Company-owned Interconnection Facilities constructed by Seller.

8.          Government Approvals for Any Company-owned Interconnection Facilities to Constructed by Seller

Seller shall obtain all required permits, licenses, approvals and other governmental authorizations (the “Government Approvals”) required to construct, own, operate and maintain the Company-owned Interconnection Facilities (that Seller and/or its Contractors will construct) and shall provide these to Company prior to the Transfer Date. On or before the Transfer Date, Seller shall provide Company with (i) copies of all such permits and approvals obtained by Seller regarding the construction, ownership or operation of the Company-owned Interconnection Facilities (that Seller and/or its Contractors constructed) and (ii) documentation that all such permits and approvals have been obtained from the issuing governmental agency.

9.          Easements, Rights of Way, Licenses and Leases

Seller shall obtain all easements, rights of way, licenses and leases (collectively, “Land Rights”) on the site of Seller’s

Facility and any other affected property, which are required to construct, maintain and operate the Company-owned Interconnection Facilities. Such Land Rights shall contain terms and conditions which are acceptable to Company, acting reasonably, and shall be provided in advance to Company for its review. Commencing when Company’s payment obligations under such Land Rights first commence, and for so long as Seller has the right under this Contract to sell energy to Company, Seller shall pay Company for any rents and other payments due under such Land Rights that are associated with Company-owned Interconnection Facilities, no later than five (5) days before such payments are due under such Land Rights.

APPENDIX D

ENERGY PURCHASES BY THE COMPANY

1.      Rates for Purchase and Rate of Delivery. Subject to the other provisions of this Contract, the Company shall accept and pay for energy generated by the Seller’s Facility and delivered by the Seller to the Company at the rates set forth in Section 3 of this Appendix D, provided, however, that the instantaneous MW output from the Seller’s Facility of such energy shall not exceed the Allowed Capacity as set forth in Section 3 of this Contract and Appendix A at any given time, and the Company shall not be obligated to pay for energy in excess of such amount.

2.      On-Peak and Off-Peak Hours. Energy furnished by the Seller to the Company shall be metered by a time-of-use meter. The on-peak hours shall be those between 7:00 a.m. and 9:00 p.m. daily, and the off-peak hours shall be those between 9:00 p.m. on one day and 7:00 a.m. on the following day.

3.      Payment for Energy Delivered During On-Peak and Off-Peak Hours.

(a)	The Total Energy Payments paid by the Company to the Seller shall be the sum of the On-Peak Energy Payment and the Off-Peak Energy Payment.

The On-Peak Energy Payment shall be the on-peak energy purchased from Seller’s Facility multiplied by the On-Peak Composite Energy Payment Rate, where the On-Peak Composite Energy Payment Rate shall be seventy percent (70%) of the applicable annual Fixed On-Peak Payment Rate from Table D-1 plus thirty percent (30%) of the Company’s filed Avoided Energy Cost Data, On-Peak Rate, in effect at the time that the energy is delivered by Seller to the Company. The Company’s Avoided Energy Cost Data is filed with the PUC pursuant to Subchapter 3, Rule 6-74-17(b) of the PUC’s Standards, as may be amended from time to time or as may be superseded by applicable laws, rules or PUC orders.

The Off-Peak Energy Payment shall be the off-peak energy purchased from Seller’s Facility multiplied by the Off-Peak Composite Energy Payment Rate, where the Off-Peak Composite Energy Payment Rate shall be seventy percent (70%) of the applicable annual Fixed Off-Peak Payment Rate from Table D-1 plus thirty percent (30%) of the Company’s filed Avoided Energy Cost Data, Off-Peak Rate, in effect at the time that the energy is delivered by Seller to the Company.

New On-Peak and Off-Peak Composite Energy Payment Rates shall be calculated each time the Company files updated Avoided Energy Cost Data with the PUC pursuant to Subchapter 3, Rule 6-74-17(b), as may be amended from time to time or as may be superseded by applicable laws, rules or PUC orders. Such new On-Peak and Off-Peak Composite Energy Payment Rates shall be used to calculate On-Peak and the Off-Peak Energy Payments for the given period.

(b)	Example One of Purchased Energy Payment Calculation:

Example One Assumptions:

Month and Year Energy Purchased:	March 2008
On-Peak Energy Purchased:	5,600 MWh
Off-Peak Energy Purchased:	4,600 MWh
Total Energy Purchased:	10,200 MWh

Avoided Energy Cost Data effective January 1, 2008 (for purposes of Example One only):

Company’s Filed Avoided Energy Cost Data, On-Peak Rate
15.00 cents/kWh
Company’s Filed Avoided Energy Cost Data, Off-Peak Rate
14.00 cents/kWh

Example One Energy Payment Calculation:

Total Energy Payment = On-Peak Energy Payment + Off-Peak Energy Payment

i.           On-Peak Energy Payment = On-Peak Energy Purchased x On-Peak Composite Energy Payment Rate

ii.   On-Peak Composite Energy Payment Rate = { [ (0.7) x (Applicable Annual Fixed On-Peak Payment Rate from Table D-1) ] + [ (0.3) x (Company’s filed Avoided Energy Cost Data, On-Peak Rate) ] }

iii.  Off-Peak Energy Payment = Off-Peak Energy Purchased x Off-Peak Composite Energy Payment Rate

iv.  Off-Peak Composite Energy Payment Rate = { [ (0.7) x (Applicable Annual Fixed Off-Peak Payment Rate from Table D-1) ] + [ (0.3) x (Company’s Filed Avoided Energy Cost Data, Off-Peak Rate) ] }

On-Peak Energy Payment = (5,600,000 kWh) x

{ [ (0.7) x (8.711 cents/kWh) ] + [ (0.3) x (15.00 cents/kWh) ] }

= 5,600,000 kWh x { [6.0977 cents/kWh + 4.500 cents/kWh] }

= 5,600,000 kWh x { [10.5977 cents/kWh] }

= $593,471.20

Off-Peak Energy Payment = (4,600,000 kWh) x

{ [ (0.7) x (7.683 cents/kWh) ] + [ (0.3) x (14.00 cents/kWh) ] }

= 4,600,000 kWh x { [5.3781 cents/kWh + 4.200 cents/kWh] }

= 4,600,000 kWh x { [9.5781 cents/kWh] }

= $440,592.60

Total Energy Payment = $593,471.20 + $440,592.60 =$1,034,063.80

(c)	Example Two of Purchased Energy Payment Calculation:

Example Two Assumptions:
	Month and Year Energy Purchased:	January 2006
	On-Peak Energy Purchased:	5,600 MWh
	Off-Peak Energy Purchased:	4,600 MWh
	Total Energy Purchased:	10,200 MWh

Avoided Energy Cost Data effective January 1, 2006 (for purposes of Example Two only):

Company’s Filed Avoided Energy Cost Data, On-Peak Rate 8.00 cents/kWh

Company’s Filed Avoided Energy Cost Data, Off-Peak Rate 7.00 cents/kWh

Example Two Energy Payment Calculation:

Total Energy Payment = On-Peak Energy Payment + Off-Peak Energy Payment

On-Peak Energy Payment = (5,600,000 kwh) x

{ [(0.7) x (8.455 cents/kwh) ] + [ (0.3) x (8.00 cents/kWh) ] }

= 5,600,000 kWh x { [5. 9185 cents/kWh + 2.400 cents/kWh] }

= 5,600,000 kWh x { [8.3185 cents/kWh] } = $465,836.00

Off-Peak Energy Payment = (4,600,000 kWh) x

{ [ (0.7) x (7.457 cents/kWh) ] + [ (0.3) x (7.00 cents/kWh) ] }

= 4,600,000 kWh x { [5.2199 cents/kWh + 2.100 cents/kWh] }

= 4,600,000 kWh x { [7.3199 cents/kWh] } = $336,715.40

Total Energy Payment = $465,836.00 + $336,715.40 =$802,551.40

(d)

Fixed Pricing Rate prior to January 1, 2006. If the Seller’s Facility’s Initial In-Service Date or In-Service Date is prior to January 1, 2006, the Fixed On-Peak and Off-Peak Rates indicated in Table D-1 for year 2006 will be used to calculate the Total Energy Payments for energy delivered prior to January 1, 2006.

(e)

Fixed Pricing Rate subsequent to December 31, 2025. For energy delivered subsequent to December 31, 2025, the Fixed On-Peak and Off-Peak Rates to be used to calculate the Total Energy Payments shall be the Fixed On-Peak and Of- Peak Rates indicated in Table D-1 for year 2025.

4.          Test Energy. The Company shall use its reasonable efforts to accept test energy that is delivered as part of the normal testing for generators (such as energy delivered to the Company during the Control System Acceptance Tests but not during the Acceptance Test), at the on-peak and off-peak energy rates in Section 3 above; provided the Seller must use its reasonable best efforts to coordinate such normal testing with the Company so as to minimize adverse impacts on the Company’s System and operations.

Table D-1

Fixed Energy Payment Rates (Current Year cents/kWh)

	On-Peak	Off-Peak
Payment	Payment	Payment
Year	Rate	Rate
2006	8.455	7.457
2007	8.682	7.569
2008	8.711	7.683
2009	8.842	7.798
2010	8.974	7.916
2011	9.109	8.034
2012	9.245	8.154
2013	9.384	8.276
2014	9.525	8.401
2015	9.668	8.527
2016	9.813	8.655
2017	9.960	8.784
2018	10.109	8.916
2019	10.261	9.050
2020	10.415	9.186
2021	10.571	9.323
2022	10.571	9.323
2023	10.571	9.323
2024	10.571	9.323
2025	10.571	9.323

APPENDIX E

TERMINATION EVENTS

Upon termination, the Company and the Seller shall have no further obligation to each other except as otherwise specifically provided for in the Contract.

1.                                     Termination by the Company.

In addition to the rights of termination contained in the body of the Contract, the Company may terminate the Contract at any time if any of the following conditions (each an “Event of Default”) occur:

a.                                       The Seller fails to install, operate, maintain, or repair the Seller’s Facility in accordance with Good Engineering and Operating Practices within thirty (30) days of written notice of such breach from the Company, and subject to the same extension of cure periods as set forth in Section 1.e. below; or

b.                                      The Seller fails (1) to timely provide Qualifying Facility. certification pursuant to Section 16(c), or (2) to be a Qualifying Facility under Subchapter 2 of the PUC’s Standards or such similar status in the event that the PUC’s Standards are replaced with other applicable law; or

c.                                       The Seller does not complete Seller’s Facility and achieve an In-Service Date within 24 months of the Non-appealable PUC Approval Order Date, whether or not Force Majeure interferes with the completion of Seller’s Facility, its operation, or sale of energy from it; or

d.                                 The Seller fails to provide energy to the Company for a period of three hundred sixty-five (365) or more consecutive days, or fails to sustain the technical capability to provide power to the Company under the Contract for a period of ninety (90) or more consecutive days, unless such failure is caused by Force Majeure or the inability of the Company to accept such energy. This provision shall be subject to the same extension and cure periods as set forth in Section 1.e below. For purposes of this Section 1.d., technical capability to provide power shall mean that the Seller’s Facility could be operated in a safe manner at that time in accordance with Good Engineering and Operating Practices; or

E-1

e.                                       The Seller, by act or omission, materially breaches or defaults on any material covenant, condition or other provision of this Contract, and fails to cure such breach or default within thirty (30) days after written notice of such breach or default from the Company, unless (1) such breach or default is due to Force Majeure; provided, however, that if Seller does not cure such breach or default within (180) days of such notice, whether or not the breach or default resulted from Force Majeure or Force Majeure interferes with the cure, the Company may terminate this Contract or, (2) such breach or default cannot be cured within thirty (30) days and the Seller is making diligent efforts to cure such breach or default; provided, however, that if such breach or default is not cured within 180 days of such notice, the Company may terminate this Contract.

2.                                     Termination by Seller.

The Seller may terminate the Contract at any time if the following condition (an “Event of Default”) occurs;

The Company, by act or omission, materially breaches or defaults on any material covenant, condition or other provision of this Contract, and fails to cure such breach or default within thirty (30) days after written notice of such breach or default from the Seller, unless (i) such breach or default is due to Force Majeure provided, however, that if the Company does not cure such breach or default within 180 days of such notice, whether or not the breach or default resulted from Force Majeure or Force Majeure interferes with the cure, Seller may terminate this Contract-or, (ii) such breach or default cannot be cured within thirty (30) days and the Company is making diligent efforts to cure such breath or default; provided, however, that if such breach or default is not cured within 180 days of such notice, Seller may terminate this Contract.

E-2

APPENDIX F

DEFINITIONS

Acceptance Test: A test conducted by Seller and, at Company’s option, witnessed by Company, within thirty (30) days of completion of all Interconnection Facilities, and in accordance with criteria determined by the Company of the Company-owned Interconnection Facilities and the interconnection portion of the Seller’s Facility to determine conformance with Section 3 and Appendix C and Good Engineering and Operating Practices. Successful completion of the Acceptance Test to Company’s satisfaction shall be a condition Precedent for the Initial In-Service Date and the performance of the initial Control System Acceptance Test. Seller shall provide Company with at least seven (7) days advance written notice of the Acceptance Test. No energy will be delivered from Seller to Company during this Acceptance Test. No later than thirty (30) days prior to conducting the Acceptance Test, Company and Seller shall agree on a written protocol setting out the detailed procedure and criteria for passing the Acceptance Test. Within two (2) business days of successful completion of the Acceptance Test, Company shall notify Seller in writing that the Acceptance Test has been passed and the date upon which the Acceptance Test was passed.

Allowed Capacity:   The maximum electrical output of the Seller’s Facility in kilowatts for purposes of the Contract, as defined in Appendix A, Section 5.e, which is used by the Company for establishing a maximum instantaneous MW output from the Seller’s Facility Pursuant to Section 3 and for planning and operating the Company’s System.

As-Available Energy:   Energy provided to the Company on an unscheduled basis as Seller determines it to be available from Seller’s Facility, rather than at prearranged times and in prearranged amounts.

Base Load Unit:   A unit that is normally on-line twenty-four (24) hours a day. This includes any unit that is scheduled to be on-line continuously for a given day because a unit which is normally a Base Load Unit is on maintenance or otherwise temporarily out of service.

Bill of Material:   A list of equipment to be installed at the Seller’s Facility including, but not necessarily limited to, items such as relays, breakers, and switches.

Company’s Dispatch:   The Company’s sole and absolute right to control, from moment to moment, through supervisory equipment, or otherwise, and in accordance with Good Engineering and Operating Practices in the electric utility industry, the rate of delivery of energy offered by the Seller to the Company.

Company’s System:   The electric system owned and operated by the Company (to include any non-utility owned facilities) consisting of power plants, transmission and distribution lines, and related equipment for the production and delivery of electric power to the public.

Company’s System Operator:   The authorized representative of Company who is responsible for carrying out Company’s Dispatch.

Contract Year:   A twelve calendar month period which begins on the first day of the month coincident with or next following the In-Service Date and, thereafter, anniversaries thereof; provided, however, that, in the event the In-Service Date is not the first day of the calendar month, the initial Contract Year shall also include the days from the In-Service Date to the first day of the succeeding month.

Control System Acceptance Test:   A test performed on the centralized control system and Curtailment Control Interface, as defined in Section 1.g of Appendix B, of Seller’s Facility, consisting of a functional demonstration of such equipment through the successful completion of each such test to Company’s satisfaction, and conducted in accordance with procedures set forth in Section l.h of Appendix B.Following the successful completion of the Acceptance Test, a new Control System Acceptance Test shall be conducted before any new generators are placed in service and included in the Seller’s Facility. No later than thirty (30) days prior to conducting the Control System Acceptance Test, Company and Seller shall agree on a written protocol setting out the detailed procedure and criteria for successfully completely a Control System Acceptance Test. Within two (2) business days of successful completion of the Control System Acceptance Test, Company shall notify Seller in writing that the Control System Acceptance Test has been passed and the date upon which such Control System Acceptance Test was passed.

Energy Cost Adjustment Clause:   The provision in the Company’s rate schedules that allows the Company to pass through to its customers the Company’s costs of fuel and purchased power.

Environmental Credits:   Any environmental credit, offset, or other benefit allocated, assigned or otherwise awarded by any governmental or international agency to the Company or the Seller based in whole or in part on the fact that the Seller’s Facility is a non-fossil fuel facility. Such Environmental Credits shall include, but not be limited to, emissions credits, including credits triggered because such facility does not produce carbon dioxide when generating electric energy, or any renewable energy credit, but in all cases shall not mean federal, state or local tax or Government subsidies in lieu of tax credits.

Execution Date:   The date referred to in the first paragraph of this Contract.

Force Majeure:   Any event defined in Section 15(a) of this Contract.

Good Engineering and Operating Practices:   The practices, methods and acts engaged in or approved by a significant portion of the electric utility industry for similarly situated U.S. facilities that at a particular time, in the exercise of reasonable judgment in light of the facts known or that reasonably should be known at the time a decision is made, would be expected to accomplish the desired result in a manner consistent with law, regulation, reliability, safety, environmental protection, economy and expedition. With respect to the Seller’s Facility, Good Engineering and Operating Practices include, but are not limited to, taking reasonable steps to ensure that:

1.             Adequate materials, resources and supplies, including fuel, are available to meet the Seller’s Facility’s needs under normal conditions and reasonably anticipated abnormal conditions.

2.             Sufficient operating personnel are available and are adequately experienced and trained to operate the Seller’s Facility properly, efficiently and within manufacturer’s guidelines and specifications and are capable of responding to emergency conditions.

3.             Preventive, routine and non-routine maintenance and repairs are performed on a basis that ensures reliable long-term and safe operation, and are performed by knowledgeable, trained and experienced personnel utilizing proper equipment, tools, and procedures.

4.             Appropriate monitoring and testing is done to ensure equipment is functioning as designed and to provide assurance that equipment will function properly under both normal and emergency conditions.

5.             Equipment is operated in a manner safe to workers, the general public and the environment and in accordance with equipment manufacturer’s specifications, including, without limitation, defined limitations such as steam pressure, temperature, moisture content, chemical content, quality of make-up water, operating voltage, current, frequency, rotational speed, polarity, synchronization, control system limits, etc.

In-Service Date:   The date that the Acceptance Test and the Control System Acceptance Tests for all generators are deemed by the Company to have been successfully completed.

Initial In-Service Date:   The date, on or after the Acceptance Test is successfully completed, on which Seller’s first new generator(s) has been installed and has successfully completed the Control System Acceptance Test.

Interconnection Facilities:   The equipment and devices required to permit Seller’s Facility to operate in parallel with and deliver electric energy to Company’s System, such as, but not limited to, transmission lines, transformers, switches, and circuit breakers.

Interconnection Requirements Study (“IRS”):   A study, performed in accordance with the terms of the IRS Letter Agreement and with Section 4 and Appendix C of this Contract, to assess the projected interaction of the Seller’s Facility with the Company’s System.

Interconnection Requirements Study Letter Agreement (“IRS Letter Agreement”):   The letter agreement and any written, signed amendments thereto, between the Company and the Seller that describes the scope, schedule, and payment arrangements for the Interconnection Requirements study.

KV:                            Kilovolt.

KW:                       Kilowatt.

MW:                    Megawatt.

Non-appealable PUC Approval Order: (l) A PUC Approval Order that is not subject to appeal to any Circuit Court of the State of Hawaii or the Supreme Court of the State of Hawaii, because the thirty (30) day period (accounting for weekends and holidays as appropriate) permitted for such an appeal has passed without the filing of notice of such an appeal, or (2) a PUC Approval Order that was affirmed on appeal to any Circuit Court of the State of Hawaii or the Supreme Court, or the Intermediate Appellate Court upon assignment by the Supreme Court, of the State of Hawaii, or was affirmed upon further appeal or appellate process, and that is not subject to further appeal, because the jurisdictional time permitted for such an appeal (and/or further appellate process such as a motion for reconsideration or an application for writ of certiorari) has passed without the filing of notice of such an appeal (or the filing for further appellate process).

Non-appealable PUC Approval Order Date:   The date that the PUC Approval Order becomes a Non-appealable PUC Approval Order.

Point of Interconnection:   The point of delivery of energy and/or Capacity supplied by Seller to Company where Seller’s Facility interconnects with Company’s System.

PUC (Public Utilities Commission):   The Public Utilities Commission of the State of Hawaii.

PUC Approval Order Date:   The date upon which the PUC Approval Order is issued.

PUC Approval Order:   The decision and order of the PUC approving the application or motion as filed on the PUC Submittal Date by the parties seeking approval of this Agreement.

PUC’s Standards:   Standards for Small Power Production and Cogeneration in the State of Hawaii, issued, by the Public Utilities Commission of the State of Hawaii, Chapter 74 of Title 6, Hawaii Administrative Rules, currently in effect and as may be amended from time to time.

PUC Submittal Date:   The date of submittal of the Company’s complete application or motion for approval to include the costs of purchased energy under this Contract in the Company’s Energy Cost Adjustment Clause (or equivalent).

PURPA:   Public Utility Regulatory Policies Act of 1978 (P.L. 95-617) as amended from time to time and as applied in Hawaii by the Public Utilities Commission.

Qualifying Facility:   As defined under PURPA and the regulations issued thereunder.

Seller’s Facility:   All equipment, devices, and associated appurtenances owned, controlled, operated and/or managed by Seller in connection with, or to facilitate, the production, generation, transmission, delivery and/or furnishing of electricity by Seller to Company and required to interconnect with Company’s System.

Term:   The Term of this Contract is as defined in Section 10 of the Contract.

Third Party:   Any person or entity other than the Company or the Seller, and includes, but is not limited to, any subsidiary or affiliate of the Seller.

Total Actual Interconnection Cost:   Actual costs for the Interconnection Facilities, to be designed, engineered and constructed by Company, as provided in Appendix C.

Total Estimated Interconnection Cost:   Estimated costs for the Interconnection Facilities, to be designed, engineered and constructed by Company, as provided in Appendix C.

Transfer Date:   The date, prior to the Initial In-Service Date, upon which Seller transfers to Company all right, title and interest in and to the Company-owned Interconnection Facilities to the extent, if any, that such facilities were constructed by Seller and/or its Contractors.

APPENDIX G

DISPUTE RESOLUTION

1.                                     Good Faith Negotiations

Before any dispute under this Contract is subjected to the provisions of Section 2 of this Appendix G or any litigation, the presidents, vice presidents, or authorized delegates from both the Seller and the Company having full authority to settle the dispute, shall personally meet in Hawaii and attempt in good faith to resolve the dispute.

2.                                     Dispute Resolution Procedures

If the parties are unable to resolve any dispute under this Contract under the procedures of Section 1 of this Appendix G, such dispute shall be resolved in Hawaii by binding arbitration in accordance with the requirements of this Section 2; provided that,this agreement to arbitrate shall be specifically enforceable and this Appendix G shall not preclude either party from pursuing its equitable remedies to enforce this agreement to arbitrate, including without limitation, seeking injunctive relief. Company and Seller agree that the procedures in this agreement to arbitrate shall be followed to the extent not Prohibited by Hawaii Revised Statutes Chapter 658A (“Chapter 658A”). If any of such procedures conflict with Chapter 658A, then except as otherwise prohibited in Chapter 658A, Company and Seller agree to waive, or vary the effect of, the requirements of Chapter 658A.

a.                                     Initiation of Arbitration

Either party shall give to the other written notice in sufficient detail of the existence and nature of any dispute proposed to be arbitrated under this Section 2 and the remedy sought as well as a detailed statement of its contentions of law and fact. Such notice shall be made within a reasonable time after the dispute in question arose, and in no event shall such notice be made after the date when institution of legal or equitable proceedings based on such dispute would be barred by the applicable statute of limitations but for this Appendix G. Such notice will be signed by the president of the party issuing the notice and be delivered to the president of the other party. The other party shall file an answering statement within twenty (20) days of receipt of the notice. After the answering statement is filed, the parties shall diligently negotiate in good faith for a period of sixty (60) days.

b.                                    Appointment of Arbitrator

If the dispute is not resolved through the negotiations required by Section 2.a of this Appendix G, the parties shall attempt to agree on a person with special knowledge and expertise with respect to the design, construction and operation of electric generating facilities to serve as an arbitrator panel of one. If the parties cannot agree on an arbitrator within twenty (20) days after the negotiation period required by Section 2.a of this Appendix G, each party shall within five (5) days, appoint one person to serve as an arbitrator and the two arbitrators thus appointed shall select a third arbitrator to serve as chairman of the panel of arbitrators; and such three arbitrators shall determine all matters by majority vote; provided, however, if the two arbitrators appointed by the parties are unable to agree upon the appointment of the third arbitrator within twenty (20) days after their appointment, both shall give written notice of such failure to agree to the parties and, if the parties fail to agree upon the selection of such third arbitrator within twenty (20) days thereafter, then either of the parties upon written notice to the other may require such appointment from and pursuant to the rules for commercial arbitration of the American Arbitration Association. In selecting arbitrators under this Section 2.b, the parties shall give preference to qualified Hawaiian domiciliaries.

Each arbitrator appointed pursuant to this Section 2.b shall swear to conduct such arbitration in accordance with the terms of this Section 2, the laws of the state of Hawaii, and the Code of Ethics of the American Arbitration Association. Each arbitrator who would be disqualified for any reason that would disqualify a judge under the Code of Judicial Conduct shall immediately resign or be withdrawn as an arbitrator. The arbitration panel may choose legal counsel to advise it on the remedies it may grant, procedures and such other legal issues as the panel deems appropriate. Copies of the notice, the statement of contentions of law and fact, the answering statement and this Contract shall promptly be furnished by the initiating party to the arbitrator(s) selected.

c.                                     Arbitration Procedures

(1)          The parties shall have one hundred and twenty (120) days from the date of the formation of the arbitration panel to perform discovery and present evidence and argument to the arbitrators. During this period, the arbitrators shall be available to receive and consider all such evidence as is relevant, within reasonable limits due to the restricted time period, and to hear as much argument as is feasible, giving a fair allocation of time to each party to the arbitration. This period may be extended for sufficient cause by the arbitration panel or by agreement the parties. The arbitration panel shall have the general powers of a court and may proceed in accordance with established rules of evidence and procedure, liberally construed to promote justice and expeditious resolution of the dispute. The arbitration panel shall have complete discretion over the mode and order of discovery, presentment of evidence, and the conduct of the hearing. The arbitrators shall not consider any evidence or argument not presented during such period. To the extent not prohibited by law and to the extent not in conflict with the procedures set forth in this Section 2, such arbitration shall be held in accordance with Chapter 658A, and the prevailing rules of the American Arbitration Association for commercial arbitration.

(2)          The arbitrators shall use all reasonable means to expedite discovery and to sanction non-compliance with reasonable discovery requests or any discovery order. The Seller shall require and warrant that (i) all records of the Seller, its partners, members, or affiliates pertaining to the negotiation, administration, and enforcement of this Contract shall be maintained in the possession of the Seller, and (ii) each of its officers, employees, general partners, or managing members will submit to the jurisdiction of the arbitration panel appointed pursuant to this Appendix G and shall respond to all reasonable discovery requests of such arbitration panel. All documents and deponents made available in response to reasonable discovery requests shall be made available in Maui, Hawaii.

(3)          At the conclusion of such one hundred and twenty (120) day period, the arbitrators shall have thirty (30) days to reach a determination and to give a written decision to the parties, stating their findings of fact, conclusions of law and final order.

(4)          Pending resolution of disputes pursuant to this Appendix G, which disputes relate to or impact the Seller’s construction schedule for the Seller’s Facility, all applicable deadlines and cure periods under this Contract shall be extended on a day-for-day basis.

d.                                    Arbitrator Limitations

The arbitrators shall have authority to interpret and apply the terms and conditions of this Contract and to order any remedy allowed by this Contract, but may not change any term or condition of this Contract, deprive either party of a remedy expressly provided hereunder, or provide any right or remedy that has been excluded hereunder.

e.                                     Decision Binding on the Parties

The decision of the arbitrators shall be binding on the parties at such time as the decision is confirmed by order of a court of competent jurisdiction pursuant to Chapter 658A.

f.                                       Cost of Arbitration

The arbitrators in rendering their decision shall also state which party prevailed over the other party, or that neither party prevailed over the other. The costs of arbitration (including the attorney fees and costs of the parties and legal counsel appointed pursuant to Section 2.b of this Appendix G) will be borne by the party which is not the prevailing party. In the event neither party prevails, the parties shall each pay fifty percent (50%) of the cost of the arbitration, arbitrator/chair of the panel, and any legal counsel appointed pursuant to Section 2.b of this Appendix G. Also, in the event neither party prevails, the parties each shall bear their own costs, including attorney fees, and those of the arbitrator they appointed to the panel of three arbitrators.